   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 1998

                                                      REGISTRATION NO. 333-40799
================================================================================
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           THE HAVANA REPUBLIC, INC.
                 (Name of small business issuer in its charter)
                             ---------------------

            FLORIDA                            5995                          84-1346897
   (State or jurisdiction of       (Primary Standard Industrial   (I.R.S. Employer Identification
 incorporation or organization)    Classification Code Number)                  No.)

                               1360 WESTON ROAD,
                             WESTON, FLORIDA, 33326
                                 (954) 384-6333
(Address and telephone number of principal executive office and principal place of business)

                         STEPHEN SCHATZMAN, PRESIDENT,
                           THE HAVANA REPUBLIC, INC.,
                               1360 WESTON ROAD,
                             WESTON, FLORIDA 33326
                                 (954) 384-6333
           (Name, address and telephone number of agent for service)
                             ---------------------
                                WITH A COPY TO:

                         SHAPO, FREEDMAN & BLOOM, P.A.,
                           200 SOUTH BISCAYNE BLVD.,
                                  SUITE 4750,
                              MIAMI, FLORIDA 33131
                          ATTENTION: LEONARD H. BLOOM
                                 (305) 358-4440
                             ---------------------
     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -- [Added in Release No. 33-7168 (para.85,620), effective June 7, 1995, 60 F.R. 26604.]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -- [Added in Release No. 33-7168 (para.85,620), effective June 7, 1995, 60 F.R. 26604.]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ] -- [Added in Release No. 33-7168 (para.85,620), effective June 7, 1995, 60 F.R. 26604.]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                             PROPOSED             PROPOSED
                                                              MAXIMUM              MAXIMUM
        TITLE OF EACH CLASS            AMOUNT TO BE       OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
  OF SECURITIES TO BE REGISTERED        REGISTERED           PER SHARE              PRICE          REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock(1)....................      6,976,744             $.43              $3,000,000             $990(2)
Common Stock.......................        490,000             $.43              $  210,700             $ 70(2)
=====================================================================================================================


(1) Shares of Common Stock issuable in connection with conversion of the Preferred Stock.
(2) This fee was previously paid with the initial filing on November 21, 1997.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

================================================================================

                              THE HAVANA REPUBLIC

                   CROSS-REFERENCE SHEET SHOWING LOCATION OR
                      CAPTION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM SB-2

REGISTRATION STATEMENT ITEM NUMBER AND HEADING           LOCATION OR CAPTION IN PROSPECTUS
----------------------------------------------           ---------------------------------
 1.    Front of Registration Statement and Outside
         Front Cover Page of Prospectus...........  Outside Front Cover of Prospectus
 2.    Inside Front and Outside Back Cover Pages
         of Prospectus............................  Inside Front and Outside Back Cover Pages
                                                      of Prospectus
 3.    Summary Information and Risk Factors.......  Prospectus Summary; the Company; Risk
                                                      Factors
 4.    Use of Proceeds............................  Not Applicable
 5.    Determination of Offering Price............  The Offering
 6.    Dilution...................................  Dilution
 7.    Selling Security Holders...................  Selling Security Holders
 8.    Plan of Distribution.......................  Outside Front Cover Page; Plan of
                                                      Distribution
 9.    Legal Proceedings..........................  Business
10.    Directors, Executive Officers Promoters and
         Control Persons..........................  Management
11.    Security Ownership of Certain Beneficial
         Owners and Management....................  Principal Stockholders
12.    Description of Securities..................  Description of Securities
13.    Interest of Named Experts and Counsel......  Legal Matters; Experts
14.    Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities..............................  Not Applicable
15.    Organization Within Last Five Years........  Not Applicable
16.    Description of Business....................  The Company; Business
17.    Management's Discussion and Analysis or
         Plan of Operation........................  Management's Discussions and Analysis
18.    Description of Property....................  Business
19.    Certain Relationships and Related
         Transactions.............................  Not Applicable
20.    Market for Common Equity and Related
         Stockholder Matters......................  Market Price of the Common Stock
21.    Executive Compensation.....................  Management
22.    Financial Statements.......................  Report of Independent Certified Public
                                                      Accountants

PROSPECTUS
                           THE HAVANA REPUBLIC, INC.
                             ---------------------

                        6,976,744 SHARES OF COMMON STOCK

          OFFERED BY CERTAIN SELLING SECURITY HOLDERS UPON EXERCISE OF
                 OUTSTANDING SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK
                             ---------------------
                     490,000 SHARES OF COMMON STOCK OFFERED
                      BY CERTAIN SELLING SECURITY HOLDERS


     This Prospectus relates to the sale of 6,976,744 shares of common stock, no par value (the "Common Stock"), of The Havana Republic, Inc. (the "Company") following the conversion of 2,100 outstanding shares of Series A Convertible Preferred Stock, par value $1,000 per share (the "Preferred Stock"), all of which are offered by the holders thereof identified as "Selling Security Holders" in this Prospectus. See "SELLING SECURITY HOLDERS."

     Each Share of Preferred Stock entitles the holder to that number of shares of Common Stock equal to $1,000 divided by the lesser of (i) seventy percent of the average market price of the Common Stock for the five trading days immediately prior to conversion or (ii) $1.46. See "DESCRIPTION OF SECURITIES."

     This Prospectus also relates to the sale of 490,000 shares of Common Stock offered by the holders thereof also identified as "Selling Security Holders" in this Prospectus. See "SELLING SECURITY HOLDERS."

     The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Security Holders. Sales of shares of Common Stock may be made from time to time (in transactions which may include block transactions) by or for the account of the Selling Security Holders in the over-the-counter market or in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Company has informed the Selling Security Holders that the anti-manipulative rules under the Securities Exchange Act of 1934, Regulation M, may apply to their sales and has furnished each of the Selling Stockholders with a copy of these Rules. The Company has also informed the Selling Security Holders of the need for delivery of copies of this Prospectus. See "SELLING SECURITY HOLDERS" and "PLAN OF DISTRIBUTION."
                             ---------------------
             THE SECURITIES OFFERED INVOLVE A HIGH DEGREE OF RISK.
                       SEE "RISK FACTORS" AND "DILUTION."
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


================================================================================================================
                                                                                                 PROCEEDS TO
                                    PRICE TO          UNDERWRITING          PROCEEDS TO          THE SELLING
      CLASS OF SECURITY         SECURITY HOLDERS        DISCOUNTS           THE COMPANY       SECURITY HOLDERS
----------------------------------------------------------------------------------------------------------------
Shares of Common Stock(1)(3)..         N/A                 N/A                  $0              $3,000,000(4)
----------------------------------------------------------------------------------------------------------------
Shares of Common Stock(2)(3)..         N/A                 N/A                  $0              $  210,700(4)
================================================================================================================



(1) Represents the anticipated sale by the Selling Security Holders of shares of Common Stock issuable upon conversion of the Preferred Stock, at seventy percent of $.43, the closing bid price on February 11, 1998.


(2) Represents the anticipated sale by the Selling Security Holders at $.43, the closing bid price on February 11, 1998.

(3) There can be no assurances, however, that the Selling Security Holders will be able to sell their shares of Common Stock at this price, or that a liquid market will exist for the Company's Common Stock.
(4) Does not give effect to ordinary brokerage commissions or other costs of sale that will be borne solely by the Selling Security Holders.

     The Common Stock is traded in the over-the-counter market and is quoted on The OTC Bulletin Board under the symbol "HVAR".

                             ---------------------

               The date of this Prospectus is             , 1998

                             AVAILABLE INFORMATION

     The Company is not subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). However, upon effectiveness of the Registration Statement, of which this Prospectus forms a part, the Company will be subject to the informational requirements of the Exchange Act pursuant to Section 15(d) thereof.

     The Company will provide a report to stockholders, at least annually, which will include audited financial statements of the Company.

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 (hereinafter, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY


     The Havana Republic, Inc., a Florida corporation (the "Company") was formed on March 10, 1996. In June 1996 it was acquired by and became the wholly owned subsidiary of The Havana Republic, Inc., a Colorado corporation ("Havana Colorado"). On November 25, 1997, Havana Colorado merged with and into the Company (the "Merger"). Unless the context otherwise requires, references to the "Company" throughout this Prospectus refer to the operations of the Company as a wholly owned subsidiary of Havana Colorado before the Merger, and the Company thereafter. The Company is engaged in the business of owning and operating upscale cigar emporiums devoted to the sale of premium cigars and cigar related merchandise. The Company opened its first emporium in January 1997 in Weston, Florida and intends to open an additional emporium in early 1998 in Fort Lauderdale, Florida and two other stores in 1998 in high profile projects in South Florida.


     The Company also intends to distribute premium cigars purchased from Tabanica, S.A. ("Tabanica"), a Nicaraguan corporation of which it owns a 50% equity interest. Tabanica operates a factory located in Jalapa, Nicaragua modeled after a traditional Cuban cigar factory, utilizing a hand-made manufacturing process, which affects the manner in which tobacco leaves are processed, aged and made into cigars. The factory currently has the capacity to produce premium hand-rolled cigars at the rate of approximately 3 million cigars per year, which capacity can be further expanded.

     Premium cigars are generally defined according to three criteria: (i) the cigars are made completely by hand; (ii) the cigars consist of long-filler tobacco; and (iii) the cigars retail at a price range from $1 to more than $20 each. The Company sells cigars that are hand produced, using fine aged tobacco and traditional rolling techniques.

     The Company is seeking to capitalize on the recent growth of the premium cigar market. In the United States, based on reports by the Cigar Association of America, following several decades of declines in such sales, premium cigar sales increased by 14% in 1994, 28% in 1995, and 61% in 1996. The Company's strategy involves the establishment and operation of emporiums in selected markets across the United States, through Company owned and franchised stores, and the distribution of its private labeled cigars in the United States.

     The corporate offices of the Company are located at 1360 Weston Road, Weston, Florida 33326 and its telephone number is (954) 384-6333.

                                  THE OFFERING


Securities Being Offered:    This Prospectus relates to the sale of 6,976,744
                             shares of Common Stock following the conversion of the outstanding shares of Preferred Stock, by the holders thereof, identified as "Selling Security
                             Holders" in this Prospectus. This Prospectus also relates to the sale of 490,000 shares of Common
                             Stock by the holders thereof, also identified as "Selling Security Holders" in this Prospectus. See
                             "SELLING SECURITY HOLDERS."


                             The shares of Common Stock offered by the Selling Security Holders may be offered for sale from time to time by the holders in regular brokerage transactions, either directly or through brokers or to dealers, in private sales or negotiated transactions, or otherwise, at prices related to then prevailing market prices.

                             The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Security Holders. All expenses of the registration of such securities are, however, being borne by the Company.

                             The Selling Security Holders, and not the Company, will pay or assume such brokerage commissions as may be incurred in the sale of their securities.


                             The Common Stock is traded on The OTC Bulletin Board under the symbol "HVAR". On February 11, 1998 the closing bid price was $.43.


Total number of shares of
  Common Stock
  outstanding..............  10,028,485


Total number of shares of
  Common Stock outstanding
  upon conversion of the
  outstanding shares of
  Preferred Stock..........  17,005,229



Total number of shares of
  Common Stock being
  offered by Selling
  Security Holders.........   7,466,744


Risk Factors:..............  The Common Stock offered hereby involves a high degree of risk and prospective investors should consider carefully the factors specified under "Risk Factors" before electing to invest. See "RISK FACTORS."

Trading Symbol:............  Common Stock -- "HVAR"

                         SELECTED FINANCIAL INFORMATION

     Set forth below is the historical selected financial information with respect to the Company for the period from inception (March 10, 1996) through June 30, 1996, and for the fiscal year ended June 30, 1997 and for the three month period ended September 30, 1997.

                                                   THREE MONTHS ENDED   FISCAL YEAR ENDED   PERIOD ENDED
                                                   SEPTEMBER 30, 1997     JUNE 30, 1997     JUNE 30, 1996
                                                   ------------------   -----------------   -------------
                                                      (UNAUDITED)
INCOME STATEMENT INFORMATION
Revenue..........................................      $  162,390          $  357,138        $       --
Net Loss.........................................         (85,253)           (266,062)             (500)
Net Loss per Share...............................            (.01)               (.03)               --
Weighted Average Shares Outstanding..............       9,139,812           8,835,586         2,968,554

BALANCE SHEET INFORMATION (SEPTEMBER 30, 1997)
Working Capital..................................      $1,940,774
Total Assets.....................................       2,810,450
Total Liabilities................................         360,745
Accumulated Deficit..............................        (951,815)
Stockholders' Equity.............................       2,409,705
Net Tangible Book Value..........................          10,180

                                  RISK FACTORS

     Prospective investors should consider carefully the following risk factors, together with the other information contained in this Prospectus, in evaluating an investment in the shares of common stock offered hereby.

LIMITED OPERATING HISTORY; OPERATING LOSSES

     The Company has a limited operating history upon which an evaluation of its performance and prospects can be made. The Company's prospects must be considered in light of the numerous risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new enterprise. The Company's operations to date have been directed to (i) establishing and operating its first emporium, which opened in January, 1997, (ii) building a cigar supply base in Nicaragua, and (iii) formulating plans to open three additional emporiums in South Florida. Through September 30, 1997, the Company has suffered a cumulative operating loss of $351,815. The ability of the Company to operate profitability is dependent upon the opening and profitability of additional emporiums, and its ability to develop and distribute private label brand cigars. No assurance can be given that these goals can be attained and that the Company can become profitable. See "Financial Statements".

ADDITIONAL FINANCING REQUIREMENTS OF THE COMPANY

     At September 30, 1997, the Company had working capital of approximately $1,940,774. The Company requires significant additional capital for the continued expansion of its retail operations and to develop and distribute its private label brand name cigars.

     The Company anticipates that it will have sufficient funds to open a second and a third emporium by the end of 1998. However, thereafter the Company will require significant funds to open additional emporiums and to continue to develop its brand name cigars, and may also require additional funds to cover operating deficits if the new emporiums' revenues do not meet expectations. No assurance can be given that additional funds will not be required prior to the expiration of 1998, or that any funds which may be required will be available, if at all, on acceptable terms. If additional funds are required, the inability of the Company to raise such funds will have an adverse effect upon its operations. To the extent that additional funds are obtained by the sale of equity securities, the stockholders may sustain significant dilution. If adequate capital is not available, the Company will be required to reduce or eliminate its planned expansion activities.

     Finally, the Company has agreed with certain of the holders of the Preferred Stock that without their prior written consent it will not raise more than $2.5 million in equity until August 14, 1998. The Company believes that in view of its present cash resources, this limitation will not adversely impact its plan for capital expenditures and expansion in the applicable period.

GOVERNMENT REGULATION

     The tobacco industry in general has been subject to regulation by Federal, state and local governments, and recent trends have been toward increased regulation. Such regulations include labeling requirements, limitations on advertising and prohibition of sales to minors, laws restricting smoking from both public places and in offices, office buildings and restaurants and other eating establishments. Certain states have required cigar vendors to label cigars with health warnings. In addition, cigars have been subject to excise taxation at the Federal, state and local level, and such taxation may increase in the future. Tobacco products are especially likely to be subject to increases in excise taxation because of the detrimental effects of tobacco on the health of both smokers and others who inhale secondary smoke. No assurance can be given that future regulations, tax policies or tobacco litigation will not have a material adverse affect upon the ability of cigar companies, including the Company, to generate revenue and profits. In June 1997 the tobacco industry entered into a settlement with most of the states and class action plaintiffs. The settlement, which is subject to approval by Congress and the President, will impose significant limits on the tobacco industry. Further, the settlement will be subject to additional modifications which could further impact the tobacco industry. The effects of any settlement, if one were to occur, on the tobacco industry, are impossible to predict. See "BUSINESS -- GOVERNMENT REGULATION; TOBACCO INDUSTRY LITIGATION"

EFFECTS OF FLUCTUATIONS IN TOBACCO COSTS AND AVAILABILITY

     One of the principal costs of the Company's cigars is the tobacco used in both the cigars and the cigar wrappers. The Company seeks to purchase name brand cigars made from only premium grade tobacco. Such name brands include Padron, Macanudo, Partagas, H. Upman, A. Fuente, and many others. However, numerous factors not within the Company's control, including weather conditions, foreign government policies, potential trade restrictions and the overall demand for the tobacco will affect its availability and price and therefore the availability and price of premium cigars. In addition, larger tobacco companies, with greater resources and buying power than the Company, have the resources to purchase large quantities of tobacco which could both increase the cost and decrease the availability of the premium cigars to the Company. The inability of the Company to purchase cigars in sufficient quantities for its emporiums would have a material adverse affect on the Company's operations and financial condition. See "BUSINESS -- THIRD PARTY SUPPLIERS."

TOBACCO INDUSTRY RISKS

     During the past decades the tobacco industry has been the subject of advertising and public service campaigns against smoking in general. Furthermore, most states and many individuals have brought lawsuits against tobacco and cigarette companies for damages resulting from cancer caused by smoking. Although the Company was organized in 1996 and all of its cigars have been sold after both the risks of smoking and the addictive nature of nicotine are generally known, no assurance can be given that the Company will not be adversely affected by such factors.

     Historically, the cigar industry has not experienced material health-related litigation. However, recent proposed settlements with the tobacco industry may also have an effect upon the cigar industry in that it may encourage parties to bring suits against cigar industry participants. On June 20, 1997 forty states, seventeen class-action plaintiffs and the tobacco industry entered into a settlement, which requires the tobacco industry to pay $368.5 billion into a fund over 25 years, and $15 million a year into the fund thereafter, which funds would be used for health care, smoker education, Medicaid reimbursement for states and state stings on retailers. The settlements requires the tobacco industry, as well as the states, to take additional steps to reduce sales to minors. The settlement is subject to approval by, and will likely be modified by, both Congress and the President before it becomes law. It is unclear what effect, if any, this settlement and future regulations could have upon the future growth and financial condition of the cigar industry.

     The tobacco industry, in general, has been subject to regulation by Federal, state and local governments, and recent trends have been toward increased regulation, such as labeling requirements including cancer warning labels; limitations on advertising and prohibition of sales to minors; and laws restricting smoking in public places including offices, office buildings, restaurants and other eating establishments, as well as proposed regulation by such governmental agencies as the Federal Occupational Safety and Health Administration. In addition, cigars have been subject to excise taxation at the Federal, state and local level, and such taxation may increase in the future. There are no assurances that further legislation and regulation as well as increases in excise taxation would not have a material adverse effect on the Company's business. See "BUSINESS -- GOVERNMENT REGULATION; TOBACCO INDUSTRY LIGITATION."

DECLINING MARKET FOR CIGARS THROUGH 1993

     The cigar industry has, until recent years, been in substantial decline. From the 1963 level of industry sales of approximately 9 billion cigars, the estimated domestic market for cigars declined at a compound average rate of 5% per year. According to a domestic industry source, the estimated domestic market for cigars declined from approximately 4 billion cigars in 1980 to approximately
2.1 billion cigars in 1993. The decrease in cigar sales as well as the general decline in smoking followed the 1964 report of the United States Surgeon General, which study was followed by numerous other studies stressing the link between smoking, including secondary smoke and cancer, heart, respiratory and other diseases and medical problems. Furthermore, "no smoking" laws, ordinances and prohibitions on cigar smoking in certain cases have adversely affected the sale of cigar products. Although premium cigar sales have increased during the past three years, this increase may be temporary, and it is possible that declines may resume. See "BUSINESS -- THE MARKET."

COMPETITION

     The tobacco industry in general, including the cigar industry, is dominated by a few companies which are well known to the public. The Company believes that, as a retailer and distributor of premium cigars, it will compete with certain domestic and foreign companies that specialize in premium cigars and certain larger companies that maintain premium cigar lines, including Consolidated Cigar Company, Davidoff, Lane Ltd., and General Cigar Company. The Company believes that smokers of premium cigars purchase cigars based on the perceived quality of the tobacco. The process of producing premium cigars is not patented, but is based on the know-how and experience of master craftsmen who can identify, purchase, and roll the tobacco into premium cigars. The principal characteristics that differentiate one premium cigar from another are the quality of the tobacco in the cigar, the quality of the tobacco used as a cigar wrapper, the blend of tobacco and the quality of the rolling. Further, the Company's emporiums compete with other retail cigar stores in the South Florida area, as well as liquor stores, supermarkets and convenience stores. The Company's success depends upon the size and quality of its emporiums' inventory, the maintenance of such inventory, the size and quality of the inventory of cigar accessories, such as humidors, cigar cutters, cigar cases, lighters, ashtrays, etc., and the quality of its employees, particularly their knowledge of the inventory and attitude. No assurance can be given as to the ability of the Company to compete successfully in any market in which it conducts, or may conduct, operations. The Company's ability to compete as a distributor of its brand name cigars depends upon the efficiency and continued operation of its Nicaraguan factory, the quality of the cigars manufactured, advertising and marketing strategies, and price. No assurances can be given that the Company can successfully compete with major manufacturers and distributors. See
"BUSINESS -- COMPETITION."

TRADE NAME PROTECTION

     The trademark Havana Republic, owned by the Company, has been registered in the State of Florida. The Company filed to register the trademark with the U.S. Patent and Trademark Office. However, in September, 1997, the Patent and Trademark Office refused registration on the basis that the trademark is primarily geographic and therefore is misdescriptive, because the Company's products do not come from Havana. In December 1997, the Company requested reconsideration of this position. However, no assurance can be given that the Company will be successful in obtaining such federal trademark registration. In the event that such federal registration is not obtained, the Company's expansion strategy outside the State of Florida could be adversely affected. Further, the Company has been notified by Gap, Inc., that in its view, the Company's tradename infringes its trademark "Banana Republic"(TM). The Company believes its tradename does not infringe, primarily because of the dissimilarities of the products. Settlement negotiations are currently in progress and the Company believes a solution will be reached allowing for the continued use of its tradename. However, no assurances can be given that this issue will be resolved without litigation, or that the Company would be successful in any such litigation.

DEPENDENCE ON MANAGEMENT AND OTHERS

     The Company's business is largely dependent upon its president, Mr. Schatzman, and Mr. Gimelstein its vice president. The Company has five year employment agreements with Mr. Schatzman and Mr. Gimelstein terminating in 2002. The loss of the services of Mr. Schatzman or Mr. Gimelstein would have a material adverse effect upon the Company's business and prospects.

     The ability of the Nicaraguan factory to operate is dependent upon its ability to hire and retain trained hand rollers, and process tobacco. The Company is totally dependent upon the managing principal of Tabanica, Merardo Padron, for the hiring of employees and the operation of the factory. Mr. Padron, who is 62, has been engaged in the tobacco business for over 40 years. However, no assurances can be given that he will continue to operate the factory. The loss of Mr. Padron could have a material adverse effect on the Company's plan to develop a brand name cigar. See "MANAGEMENT."

NICARAGUAN FACTORY AND DISTRIBUTION

     The Company purchased for $50,000 a 50% interest in Tabanica, a Nicaraguan corporation, which owns a manufacturing facility in Jalapa, Nicaragua. The Company purchased 625,000 cigars from Tabanica for delivery beginning in January, 1998 for $616,000. The Company also has the right to purchase additional cigars from Tabanica at cost plus 50% through October 31, 2001. The Company believes that this arrangement will provide it with a continuous source of premium cigars and an ability to develop its own private label brand cigars. However, the operation of manufacturing facilities outside of the United States, especially in less developed countries such as Nicaragua, is subject to numerous risks, including political and currency instability, currency controls and exchange regulations, and import and export regulations, any of which could have a material adverse effect upon the Company's cigar supply. Therefore it is not possible to predict whether the Company's investment in and agreement with Tabanica will result in a stable and long-term supply of premium cigars. Further, although the Company intends to establish business relationships with national distributors, no assurances can be given that it will be successful. See "BUSINESS -- COMPANY BRAND CIGARS."

LIMITED INSURANCE COVERAGE

     Although the Company carries general liability insurance with an aggregate limit of $2,000,000, it has no health hazard policy. There can be no assurance that the Company will not be subject to liability which is not covered by its general liability insurance, and such liability could have a material adverse effect upon its business. See "BUSINESS -- GOVERNMENT REGULATION; TOBACCO INDUSTRY LITIGATIONS."

POSSIBLE VOLATILITY OF STOCK PRICES


     As of December 31, 1997, the Company had outstanding 10,028,485 shares of Common Stock, of which approximately 3,824,085, are eligible for public trading. Taking into account the sale of shares held by Selling Security Holders, assuming all of the Preferred Stock is converted at $.301 per share, the Company will have 17,005,229 shares of Common Stock outstanding, 11,290,829 of which will be eligible for public trading. Although it is impossible to predict market influences and prospective values for securities, it is possible that, in and of itself, the substantial increase in the number of shares available for sale could have a depressive effect upon the market value of the Company's Common Stock.


     Furthermore, although the Company's Common Stock trades in the over-the-counter market, there can be no assurances that a regular trading market will develop, or, if developed, will continue, or that the prices of the Common Stock will continue to exceed the conversion price of the Preferred Stock. There has been a history of significant volatility in the market prices for shares of companies in a similar stage of development. Because of the factors described above and elsewhere in this Prospectus, the market prices of the Company's Common Stock following the date of this Prospectus may be highly volatile.

POSSIBLE LIMITATIONS UPON TRADING ACTIVITIES; RESTRICTIONS IMPOSED UPON BROKER-DEALERS EFFECTING TRANSACTIONS IN CERTAIN SECURITIES

     Trading of the Company's securities may be subject to material limitations as a consequence of certain provisions of the Securities Exchange Act of 1934 (the "Exchange Act") which limit the activities of broker-dealers effecting transactions in "penny stocks".

     "Penny stocks" are defined as any equity securities other than a security that is registered on a national exchange; included for quotation in the NASDAQ system; or whose issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three (3) years. Issuers who have been in operation less than three (3) years must have net tangible assets of at least $5,000,000.

     Rules promulgated by the Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in low-priced over-the-counter securities defined as "penny stocks," to first provide to their customers a series of disclosures and documents, including: (i) a standardized risk disclosure document identifying the risks inherent in investing in "penny stocks"; (ii) all compensation received by the broker-dealer in connection with the transaction; (iii) current quotation prices and other relevant market data; and (iv) monthly account statements reflecting the fair market value of the securities. In addition, these rules require a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for such determination.

     The Company's Common Stock presently constitutes a "penny stock." Accordingly, trading activities for the Company's Common Stock will be made more difficult for broker-dealers than in the case of securities not defined as "penny stock." This may have the result of depressing the market for the Company's securities and an investor may find it difficult to dispose of such securities.

     Further, under the Exchange Act, and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Security Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation Regulation M, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Security Holder.

CONVERSION PRICE

     The conversion price of the Preferred Stock does not bear any relationship to the assets, book value, operating results or net worth of the Company.

POSSIBLE STATE AND FEDERAL RESTRICTIONS ON CONVERSION OF PREFERRED STOCK

     Holders of Preferred Stock will be able to sell the underlying Common Stock issuable upon exercise thereof only if a current registration statement relating to such underlying Common Stock is then in effect and on file with the Securities and Exchange Commission and only if such Common Stock is qualified for sale or exempt from qualification under the applicable state securities laws. The Company has agreed to file for, and endeavor to secure, current and effective registration of the shares of Common Stock issuable upon conversion of the Preferred Stock. Although the Company has undertaken to use its best efforts to maintain the effectiveness of this Prospectus covering the securities underlying the Preferred Stock, there can be no assurances that the Company will be able to do so. The value of the Preferred Stock may be greatly reduced if a current prospectus covering the securities issuable upon the conversion of Preferred Stock is not kept effective or if such securities are not qualified or exempt from qualification in the applicable states. See "DESCRIPTION OF SECURITIES."

EFFECT OF OUTSTANDING PREFERRED STOCK


     As of December 31 1997 the Company had outstanding 2,100 Shares of Preferred Stock convertible into 6,976,744 shares of Common Stock based upon the closing bid price on February 11, 1998. To the extent that these shares enter the market, the price of the Common Stock in the market may be substantially reduced. Moreover, the holders of the Preferred Stock were given an opportunity to profit from a rise in the market price of the Company's Common Stock, with resulting dilution in the interest of the other stockholders. Further, the terms on which the Company may obtain additional financing during that period may be adversely affected by the existence of such Preferred Stock. The holders of such Preferred Stock may exercise them at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by therein. The Company has undertaken to file this Prospectus with the Securities and Exchange Commission pursuant to certain registration rights enjoyed by holders of Preferred Stock. The expense of registration of this Prospectus shall be borne by the Company, which expense may be significant.

CONTINUED CONTROL BY MANAGEMENT


     The present officers and directors of the Company own approximately 54% of the issued and outstanding shares of Common Stock. Assuming the conversion of the Preferred Stock at $.301 per share, the officers and directors would still own approximately 32% of the issued and outstanding shares of Common Stock, thereby maintaining effective control over the Company.


DIVIDENDS NOT LIKELY

     The Company does not intend to declare or pay cash dividends in the foreseeable future. Earnings, if any, are expected to be retained to finance and develop its business. See "DESCRIPTION OF SECURITIES."

                                    DILUTION

     As of September 30, 1997, the Company had 9,159,460 shares of Common Stock outstanding. As of that date, the Company had a net tangible book value per common share of $10,180 or $.03 per share. Net tangible book value per common share represents the Company's tangible assets, minus its liabilities and aggregate liquidation preference of outstanding Preferred Stock, divided by the number of shares of Common Stock outstanding.

     In accordance with the table provided below, purchasers of the shares of Common Stock through conversion of the Preferred Stock may incur an immediate dilution in net tangible book value from the noted conversion prices.

     The comparison of net tangible book value to conversion price will, however, provide no useful information to purchasers of the Company's Common Stock in the secondary market.


     The following table illustrates the number of shares of Common Stock that would be outstanding, and the corresponding pro forma net tangible book value and pro forma net tangible book value per common share, assuming all of the Preferred Stock is converted at $.301 per share.



Shares of Common Stock outstanding before conversion of the
  Preferred Stock...........................................    9,159,460(1)(2)
Shares of Common Stock outstanding after conversion of the
  Preferred Stock...........................................   15,139,526(1)(2)
Pro forma of net tangible book value after conversion.......  $ 2,440,180
Conversion price............................................  $      .301
Pro forma net tangible book value per common share after
  conversion................................................  $       .16
Dilution to Preferred Stockholders..........................  $       .14



     Officers and directors paid less than $.001 per share for the Common Stock as compared to a conversion price of $.301.

---------------

(1) Does not include shares of Common Stock or 300 shares of Preferred Stock issued after September 30, 1997.
(2) Does not include an aggregate of 200,000 shares of Common Stock subject to outstanding options exercisable at $1.92 per share, or an aggregate of 200,000 shares of common stock subject to outstanding options exercisable at $2.88 per share.

                                USE OF PROCEEDS

     The Company will not realize any proceeds from the sale of shares of Common Stock by the Selling Security Holders. See "SELLING SECURITY HOLDERS."

                        MARKET PRICE OF THE COMMON STOCK

     The Company's Common Stock has been traded in the over-the-counter market through the NASD OTC Electronic Bulletin Board under the symbol "HVAR" since March 14, 1997. The table set forth below reflects the reported high and low bid prices of the Common Stock for each quarter since March 1997, for the period indicated. Such prices are inter-dealer prices without retail mark-ups, mark-downs or commissions and may not represent actual transactions.

QUARTER ENDED                                                  HIGH      LOW
-------------                                                 ------   -------
March 31, 1997..............................................  $5.50    $2.0625
June 30, 1997...............................................  $5.375   $3.00
September 30, 1997..........................................  $3.25    $0.96
December 31, 1997...........................................  $1.38    $ .20


     Records of the Company's stock transfer agent indicate that as of December 31, 1997 the Company had 96 record holders of its Common Stock.


     The Company has not paid any cash dividends to date, and does not anticipate or contemplate paying cash dividends in the foreseeable future. It is the present intention of management to utilize all available funds for working capital of the Company.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Management's Discussion and Analysis should be read in conjunction with the Company's Consolidated Financial Statements, including the notes thereto. This Prospectus contains certain forward-looking information which involves risks and uncertainties. The actual could differ from the results anticipated herein.

RESULTS OF OPERATIONS

     The Company was founded in March 1996. The results of operations for the year ended June 30, 1997 are not readily comparable with the results of operations for the period from inception (March 10, 1996) to June 30, 1996. During the period from inception to June 30, 1996, the Company did not have any emporiums in operation. Commencing in January 1997, the Company's sole business was the operation of one emporium in Weston, Florida.

     The Company's sales for fiscal 1997 were approximately $357,000 attributable solely to sales from its first emporium beginning in January 1997. There were no sales in 1996.

     Gross profit amounted to $192,000 or approximately 54% of sales in fiscal 1997.

     Store expenses for the year ended June 30, 1997 were approximately $188,000. This amount is due to the expanded retail operations of the Company and increase in marketing efforts to promote the Company's products. These expenses consist primarily of advertising and promotional expenses of $60,000, rents for its emporium of $19,000, salary and salary related expenses of $58,000 and other related expenses of operation.

     General and administrative expenses for the year ended June 30, 1997 were approximately $148,000. This amount reflects the expanded nature of the Company's business, including $67,000 for salaries and related costs, $10,000 for consulting fees, $22,000 for travel and entertainment costs and $49,000 for other general and administrative costs.

     Professional fees for the year ended June 30, 1997 were approximately $100,000.

     The Company incurred interest expense in 1997 of approximately $16,000.

     As a result of the foregoing factors, the Company sustained losses of approximately $266,062, or $.03 per share for the fiscal year ended June 30, 1997, as compared to a loss of approximately $500 or $0 per share in fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES

     At September 30, 1997, the Company had working capital of approximately $1,941,000. Since its inception, it has sustained losses of approximately $352,000. The Company's operations and growth has been funded by loans from third parties, the sale of common stock through September 1997 with gross proceeds of approximately $1,000,000 and the issuance of Series A Convertible Preferred Stock which resulted in net proceeds to the Company of approximately $2,213,000 after expenses. These funds have been used for working capital, capital expenditures, information systems development and other corporate purposes.

     In April of 1996, the Company entered into an agreement with Tabanica for future purchases of premium cigars and has paid $617,000. The Company anticipates receiving the premium cigars in monthly shipments of 50,000 commencing in January, 1998. The market acceptance of these premium cigars will determine whether and to what extent the Company's financial resources will be committed to the distribution of its brand name cigars.

     The Company also anticipates opening two additional emporiums within the next 12 months. The first, in Ft. Lauderdale, Florida, is scheduled to open in January, 1998, and the second, in South Miami, Florida is expected to open in late 1998. Leasehold improvements in both emporiums are expected to cost approximately $600,000.

     The Company has no other material commitments for capital expenditures. The Company believes that it has sufficient liquidity to meet all of its cash requirements for the next 12 months. The Company believes, however, that additional funding will be necessary to expand into markets outside of South Florida.

                                    BUSINESS

INTRODUCTION


     The Havana Republic, Inc., a Florida corporation (the "Company") was formed on March 10, 1996. In June 1996 it was acquired by and became the wholly owned subsidiary of The Havana Republic, Inc., a Colorado corporation ("Havana Colorado") which had been formed in May 1996. Havana Colorado never conducted any business. On November 25, 1997, Havana Colorado merged with and into the Company (the "Merger"). Unless the context otherwise requires, references to the "Company" throughout this Prospectus refer to the operations of the Company as a wholly owned subsidiary of Havana Colorado before the Merger, and the Company thereafter. The Company is engaged in the business of owning and operating upscale cigar emporiums devoted to the sale of premium cigars and cigar related merchandise. The Company opened its first emporium in January 1997 in Weston, Florida and intends to open an additional emporium in early 1998 in Fort Lauderdale, Florida and two other stores in 1998 in high profile projects in South Florida.


     The Company also intends to distribute premium cigars purchased from Tabanica, S.A. ("Tabanica"), a Nicaraguan corporation of which it owns a 50% equity interest. Tabanica operates a factory located in Jalapa, Nicaragua modeled after a traditional Cuban cigar factory, utilizing a hand-made manufacturing process, which affects the manner in which tobacco leaves are processed, aged and made into cigars. The factory currently has the capacity to produce premium hand-rolled cigars at the rate of approximately 3 million cigars per year, which capacity can be further expanded.

     Premium cigars are generally defined according to three criteria: (i) the cigars are made completely by hand; (ii) the cigars consist of long-filler tobacco; and (iii) the cigars retail at a price range from $1 to more than $20 each. Hand-rolled cigars consist of three different categories of tobacco -- the filler is the tobacco in the cigar, the binder is the leaf that binds the filler together and the wrapper is the tobacco leaf that wraps around the rolled tobacco and finishes the cigar. A premium cigar uses only long-filler tobacco, binders and wrappers that are composed solely of tobacco leaf. Long-filler tobacco consists of half tobacco leaves rolled up, whereas short-filler tobacco consists of smaller pieces of tobacco, including the portions of the long-filler tobacco which are cut and discarded in producing premium cigars. The quality of a premium cigar is based on the quality of the tobacco used for the filler, binder and wrapper. Cigars that are not premium cigars typically use short-filler, and may be wholly or partially manufactured by machine. The Company has developed and markets a full line of premium cigars, which are sold under the brand name of Havana Republic, at prices ranging from $5.00 to $8.00 per cigar, and in addition sells over 100 brands from other manufacturers, at its emporiums.

THE MARKET

     The Company believes that there is an increasing market for cigars. Industry reports show that worldwide cigar sales increased in 1994 for the first time since 1970. Cigar sales in 1970 amounted to just under 8 billion cigars. The number of cigars sold decreased significantly and, in 1994, cigar sales were approximately 2.3 billion cigars. Although sales in the United States are still much lower than they were in the 1970s and 1980s (due, in significant part, to a well-developed anti-smoking movement and smoking restrictions), sales in 1995 increased approximately 28% from 1994 to nearly 2.6 billion cigars, and increased again in 1996 to 4.5 billion cigars. It is estimated that cigar sales in the United States amount to more than $1 billion at the retail level. The Company believes, based on estimates from the Cigar Association of America, that the market for premium cigars is currently growing. According to industry statistics, sales of premium cigars account for approximately 6.5% of the United States cigar market. The number of premium cigars sold has increased each year since 1991, and sales of premium cigars in 1996 represented a 62% increase over the number sold in 1995. Further, statistics for the current year reflect that the volume of premium cigars will again increase when compared to last year. The Company is seeking to take advantage of this trend; however, no assurance can be given that the trend will continue in the future or that the Company will benefit from any further growth in the premium cigar market.

THE EMPORIUMS

     The Company's first emporium is located in Weston, Florida. Since January 1997, it has generated revenues of approximately $519,000 for nine months. Cost of sales were approximately $237,000. The emporium consists of an upscale retail cigar emporium and private club section covering a total of 2,000 square feet. The private club section is designed for leisurely smoking complemented by satellite television, coffee, expresso and soft drinks. Individual humidors (in excess of 100) are leased to patrons for storing their cigars. Sales of cigars amount to approximately 70% of total sales and sales of accessories, such as humidors, lighters, cigar cutters, etc., account for the balance. The emporium is open seven days per week, (from 10:00 A.M. to 9:00 P.M. on weekdays and until 11:00 P.M. on weekends, with the exception of Sunday). The club's decor is luxurious and upscale with generous utilization of mahogany and marble. A minimum of two to five employees are required on the premises. The cost of the furniture, fixtures and equipment required to open a single emporium/club is approximately $300,000. Initial inventory at an emporium costs approximately $200,000.

     The Company intends to expand its retail operations through the opening of additional emporiums in South Florida and in other cities in the United States in which it believes there is a local market for premium cigars. In particular, the Company intends to open one store in early 1998 in Fort Lauderdale, Florida and two additional stores by the end of 1998 in Dade County, Florida. Thereafter, depending upon the availability of financing, the Company intends to open additional emporiums in other markets throughout the United States. This expansion could also include the use of franchising. However, there can be no assurances that the Company will be able to successfully obtain locations or financing.

THIRD-PARTY SUPPLIERS

     Havana Republic is presently able to purchase premium cigars directly from almost all manufacturers such as La Gloria Cubana, Padron, Mike's and Dunhill, and is not dependent upon any one supplier for cigars. However, there are no assurances that any or all of the suppliers will continue to have available product. Since 1992, name brand cigars have been on back order. The Company intends to continue to purchase directly from manufacturers in increasing quantities and supplement its inventory with cigars from the Tabanica factory.

COMPANY BRAND CIGARS

     In 1997 the Company entered into a contract with Tabanica, a cigar manufacturer in Nicaragua, for the purchase of 625,000 cigars. The purchase price was $616,000, all of which has been paid. Tabanica will manufacture the cigars, and box them for the Company in Nicaragua and deliver the cigars, F.O.B Managua, Nicaragua for transport to the U.S. in lots of 50,000 cigars per month, commencing in January, 1998. The Company also has the right to purchase additional cigars at cost plus 50%. The Company must provide, at its own cost, all boxes, labels and binders. The Company also owns a 50% equity interest in Tabanica. The Company intends to sell the cigars manufactured by Tabanica in its emporiums and to distributors for resale. The number of additional cigars that the Company will purchase from Tabanica and the extent of its further financial commitment will depend upon the market acceptance of these cigars during 1998.

     The acquisition of a 50% interest in Tabanica, gives the Company the opportunity to purchase premium cigars at favorable prices and maintain consistency in their blend and quality. Tabanica's factory consists of two buildings of approximately 27,000 square feet. Tabanica also leases approximately 170 acres within five miles of the factory. Tabanica employs sixty people engaged primarily in the manufacturing process which takes place in one of the two factory buildings. Tabanica's other shareholder is Merardo Padron, its president, who is in charge of its day to day operations. The manufacturing capacity of the factory is presently 3 million cigars per year, which can be expanded through the utilization of the factory's second building and the hiring of additional employees.

     The manufacturing process for premium cigars includes the selection, purchase and aging of the tobacco and the hand rolling of the cigars. The tobacco will be selected by Tabanica upon consultation with the Company based upon its flavor and quality. The availability and quality of tobacco varies from season to season as a result of such factors as weather conditions and the demand for the tobacco. As a result of the difference in taste between different lots, the Company will be required to continuously reformulate the tobaccos in its premium cigars in order to maintain a consistent taste.

     The particular tobacco blend for each of the Company's cigars will be formulated from different tobaccos. The Company's premium cigars will use long-filler tobacco primarily from Nicaragua. The Company will also obtain tobacco from the Dominican Republic, Indonesia, Ecuador and Mexico, to be used as binders, fillers and as wrappers for the cigars.

COMPETITION

     Competition affecting the Company's emporiums will arise from other retail tobacco and cigar stores, liquor stores, convenience stores and mail order. In South Florida, the largest retailer of premium cigars is Mikes' Cigars in Bal Harbour. Competition is based upon diversity of brands and price. The location of the Company's emporiums is also a major factor. Accordingly, the Company intends to locate its emporiums in high-profile, high traffic sites in populated areas.

     The Company believes that as a distributor of premium cigars it will compete with a smaller number of domestic and foreign companies that specialize in premium cigars and certain larger companies that maintain premium cigar lines, including Consolidated Cigar, General Cigar Corporation, Caribbean Cigar, Lane Ltd., and General Cigar Company. The market for premium cigars constitutes a small portion of the cigar market in general. The Company believes that smokers of premium cigars purchase cigars based on the perceived quality of the tobacco and the taste profile of the cigar. The process of producing premium cigars is not patented, but is based on the know-how and experience of master craftsmen who can identify and purchase the tobacco and roll the tobacco into premium cigars. The principal characteristics that differentiate one premium cigar from another are the quality of the tobacco in the cigar, the quality of the tobacco used as a cigar wrapper, the quality of the rolling and the blending of all the tobacco. Cigars are a natural product, therefore the taste profile of cigars is not uniform and tastes are subject to change. No assurance can be given as to the market for the Company's cigars in the future or the ability of the Company to compete successfully or market its cigars successfully.

GOVERNMENT REGULATION; TOBACCO INDUSTRY LITIGATION

     The tobacco industry, in general, has been subject to regulation by Federal, state and local governments, and recent trends have been toward increased regulation. Such regulations include labeling requirements, limitations on advertising and prohibition of sales to minors, laws restricting smoking in public places including offices, office buildings, restaurants and other eating establishments. Due to health concerns, the cigar industry could become subject to increased regulation under Federal and state health and safety regulations. In addition, cigars have been subject to excise taxation at the Federal, state and local level, and such taxation may increase in the future. Tobacco products are especially likely to be subject to increases in excise taxation because of the detrimental effects of tobacco on the health of both smokers and others who inhale secondary smoke.

     Excise Taxes. Effective January 1, 1991, the federal excise tax rate on large cigars (weighing more than three pounds per thousand cigars) was increased to 10.625%, capped at $25.00 per thousand cigars, and again increased to 12.75%, capped at $30.00 per thousand cigars, effective January 1, 1993. However, the base on which the federal excise tax is calculated was lowered effective January 1, 1991 to the manufacturer's selling price, net of the federal excise tax and certain other exclusions. The federal excise tax on little cigars (weighing less than three pounds per thousand cigars) increased from $0.75 per thousand cigars to $0.9375 per thousand cigars effective January 1, 1991. The excise tax on little cigars increased to $1.125 per thousand cigars effective January 1, 1993. The Company does not believe that the current level of excise taxes will have a material adverse effect on the Company's business, but there are no assurances that additional increases will not have a material adverse effect on the Company's business.

     Cigars and pipe tobacco are also subject to certain state and local taxes. Deficit concerns at the state level continue to exert pressure to increase tobacco taxes. Since 1964, the number of states that tax cigars has risen from six to forty-one. Since 1988, the following eleven states have enacted excise taxes on cigars, where no prior tax had been in effect: California, Connecticut, New Jersey, New York, North Carolina, Ohio, Rhode Island, Illinois, Missouri, Michigan and South Dakota. State excise taxes generally range from 2% to 75% of the wholesale purchase price. In addition, the following seven states have increased existing taxes on large cigars since 1988: Arkansas, Idaho, Iowa, Maine, New York, North Dakota and Washington. The following five states tax little cigars at the same rates as cigarettes: California, Connecticut, Iowa, Oregon and Tennessee. Except for Tennessee, all of these states have increased their cigarette taxes since 1988.

     State cigar excise taxes are not subject to caps similar to the federal cigar excise tax. Therefore, there are no assurances that increases in such state excise taxes or new state excise taxes will not in the future have a material adverse effect on the Company's business.

     Health Regulations. Cigar manufacturers, like other producers of tobacco products, are subject to regulation in the U.S. at the federal, state and local levels. Together with changing public attitudes toward smoking, a constant expansion of smoking regulations since the early 1970s has been a major cause for the decline in consumption. Moreover, the trend is toward increased regulation of the tobacco industry.

     In recent years, a variety of bills relating to tobacco issues have been introduced in the Congress of the United States, including bills that would have prohibited the advertising and promotion of all tobacco products and/or restricted or eliminated the deductibility of such advertising expenses; set a federal minimum age of 18 years for use of tobacco products; increased labeling requirements on tobacco products to include, among other things, addiction warnings and lists of additives and toxins; modified federal preemption of state laws to allow state courts to hold tobacco manufacturers liable under common law or state statutes; and shifted regulatory control of tobacco products and advertisements from the Federal Trade Commission to the U.S. Food and Drug Administration (the "FDA"). In addition, in recent years, there have been proposals to increase tobacco excise taxes. In some cases, hearings were held, but only one of these proposals was enacted, namely, that states, in order to receive full funding for federal substance abuse block grants, establish a minimum age of 18 years for the sale of tobacco products along with an appropriate enforcement program. The law requires that states report on their enforcement efforts. Future enactment of the other bills may have an adverse effect on the sales or operations of the Company.

     In addition, the majority of states restrict or prohibit smoking in certain public places and restrict the sale of tobacco products to minors. Such places where the majority of states have prohibited smoking include: any public building designated as non-smoking; elevators; public transportation; educational facilities; health care facilities; restaurants and workplaces. Local legislative and regulatory bodies have also increasingly moved to curtail smoking by prohibiting smoking in certain buildings or areas or by requiring designated "smoking" areas. In a few states, legislation has been introduced, but has not passed, which would require all little cigars sold in those states to be "fire-safe" little cigars, i.e., cigars which extinguish themselves if not continuously smoked. Passage of this type of legislation and any other related legislation could have a materially adverse effect on the Company's cigar business because of the technological difficulties in complying with such legislation. There is currently an effort by the federal Consumer Product Safety Commission to establish such standards for cigarettes. The enabling legislation, as originally proposed, included little cigars. However, little cigars were deleted due to the lack of information on fires caused by these products.

     Although federal law has required health warnings on cigarettes since 1965, there is no federal law requiring that cigars carry such warnings. However, California requires "clear and reasonable" warnings to consumers who are exposed to chemicals known to the state to cause cancer or reproductive toxicity, including tobacco smoke and several of its constituent chemicals. Violations of this law, Proposition 65, can result in a civil penalty not to exceed $2,500 per day for each violation. Although similar legislation has been introduced in other states, no action has been taken.

     During 1988, 26 manufacturers of tobacco products, including the largest mass-marketers of cigars, entered into a settlement of legal proceedings filed against them pursuant to Proposition 65. Under the terms of the settlement, the defendants agreed to label retail packages or containers of cigars, pipe tobaccos and other smoking tobaccos other than cigarettes manufactured or imported for sale in California with the following specified warning label:
"This Product Contains/Produces Chemicals Known To The State of California To Cause Cancer, And Birth Defects or Other Reproductive Harm." Although the settlement of the Proposition 65 litigation by its terms only impacts California, it is not practical for national cigar manufacturers to confine their warning labels to cigars earmarked for sale in California. Consequently, since 1988, most cigars sold in the United States carry cancer warning labels.

     The U.S. Environmental Protection Agency (the "EPA") has recently published a report with respect to the respiratory health effects of passive smoking, which report concluded that widespread exposure to environmental tobacco smoke presents a serious and substantial public health impact. In June 1993, Philip Morris and five other representatives of the tobacco manufacturing and distribution industries filed suit against the EPA seeking a declaration that the EPA does not have the statutory authority to regulate environmental tobacco smoke, and that, in view of the available scientific evidence and the EPA's failure to follow its own guidelines in making the determination, the EPA's final risk assessment was arbitrary and capricious. This litigation is still pending.

     The FDA has proposed rules to regulate cigarettes and smokeless tobacco in order to protect minors. Although the FDA has defined cigarettes in such a way as to include little cigars, the ruling does not directly impact large cigars. However, once the FDA has successfully exerted authority over any one tobacco product, the practical impact would be felt by manufacturers of any tobacco product. If the FDA is successful, this may have long-term repercussions on the large cigar industry.

     Tobacco Industry Litigation. Historically, the cigar industry has not experienced material health-related litigation, and, to date, the Company has not been the subject of any material health-related litigation. However, litigation against leading United States cigarette manufacturers seeking compensatory and, in some cases, punitive damages for cancer and other health effects alleged to have resulted from cigarette smoking is pending.

     Forty states have become plaintiffs in lawsuits against tobacco companies seeking to recover the monetary benefits paid under Medicaid to treat residents allegedly suffering from tobacco-related illnesses. Florida and Massachusetts have enacted statutes permitting suit against the tobacco companies to recoup such Medicaid costs, and recently, one defendant has entered into a settlement with such plaintiff states, which provides that the settling defendant will, among other things, pay a portion of its profits in the future to the plaintiff. Under the Florida statute, many of the tobacco companies' traditional defenses, such as assumption of risk, are vitiated. The statute also permits the state to establish causation (that smoking causes cancer, heart disease and other ailments) through the use of purely statistical evidence. The tobacco companies have filed suit challenging the Florida law as unconstitutional. The states and the tobacco companies have recently entered into a settlement. See "Recent Settlement" below.

     A class action suit, Castano v. American Tobacco, et al. has been filed in federal district court in New Orleans against the entire cigarette industry. On February 17, 1995, the district court granted plaintiffs' motion for class certification with regard to the liability issues of fraud, breach of warranty (express or implied), intentional tort, negligence and strict liability as well as the issues of consumer protection and punitive damages. The court defined the class as "all nicotine-dependent persons in the United States," "the estates, representatives, and administrators of these nicotine-dependent cigarette smokers," and "the spouses, children, relatives and 'significant others' of these nicotine-dependent cigarette smokers as their heirs or survivors." The court defined "nicotine-dependent" to mean "all cigarette smokers who have been diagnosed by a medical practitioner as nicotine-dependent; and/or all regular cigarette smokers who were or have been advised by a medical practitioner that smoking has had or will have adverse health consequences who thereafter do not or have not quit smoking." In May 1996, the Fifth Circuit Court of Appeals reversed a Louisiana district court's certification of a nationwide class consisting essentially of nicotine dependent cigarette smokers. Notwithstanding the dismissal, new class actions asserting claims similar to those in Castano have recently been filed in certain states. To date, two pending class actions in Florida against major cigarette manufacturers have been certified and settled. The first case was limited to Florida citizens allegedly injured by their addiction to cigarettes; the other is limited to flight attendants allegedly injured through exposure to secondhand smoke.

     In another decision, Cipollone v. Liggett Group, Inc., 112 S. Ct. 2608
(1992), the United States Supreme Court held that certain federal legislation applicable specifically to cigarette manufacturers preempts claims based on failure to warn consumers about the health hazards of smoking, but does not preempt claims based on express warranty, misrepresentation and fraud, or conspiracy. Although the Company believes that the effect of the Cipollone decision, which involved cigarette smoking, will not have a material adverse effect on the operations of the Company, there can be no assurance of what the ultimate effect, if any, of the Cipollone decision or the pending cigarette industry litigation, or cigarette and tobacco regulation, will be on the cigar industry or the Company. Although there are numerous differences between the cigar industry and the cigarette industry, the outcome of pending and future cigarette litigation may encourage various parties to bring suits on various grounds against cigar industry participants. While it is impossible to quantify what effect, if any, any such litigation may have on the Company, the Company can give no assurance that such litigation would not have a material adverse effect on its operations.

     RECENT SETTLEMENT. ON JUNE 20, 1997 FORTY STATES, SEVENTEEN CLASS-ACTION PLAINTIFFS AND THE TOBACCO INDUSTRY ENTERED INTO A SETTLEMENT, SUBJECT TO THE APPROVAL OF CONGRESS. THE SETTLEMENT REQUIRES THE TOBACCO INDUSTRY TO PAY $368.5 BILLION INTO A FUND OVER 25 YEARS, AND $15 MILLION A YEAR INTO THE FUND THEREAFTER. THESE FUNDS WOULD BE USED FOR HEALTH CARE, SMOKER EDUCATION, MEDICAID REIMBURSEMENT FOR STATES AND STATE STINGS ON RETAILERS. THE FDA WOULD HAVE THE AUTHORITY TO REGULATE TOBACCO ADDITIVES AND TO BAN NICOTINE AFTER 2009. INDIVIDUAL LAWSUITS AGAINST TOBACCO COMPANIES WOULD BE LIMITED AND PUNITIVE DAMAGES FOR PAST MISCONDUCT WOULD BE WAIVED, WITH A SPECIAL FUND OF $5 MILLION PER YEAR TO COVER DAMAGES FOR LOST WAGES, MEDICAL BILLS OR OTHER ACTUAL DAMAGES ESTABLISHED BY PLAINTIFFS. FINALLY, STATES WILL BE REQUIRED TO REDUCE ILLEGAL SALES TO MINORS BY 75% IN FIVE YEARS AND 85% IN SEVEN YEARS, AND THE TOBACCO INDUSTRY WOULD BE REQUIRED TO PAY FINES IF YOUTH SMOKING FAILS TO DROP BY 30% IN FIVE YEARS, 50% IN SEVEN YEARS AND 60% IN TEN YEARS. THE SETTLEMENT IS SUBJECT TO APPROVAL BY, AND WILL LIKELY BE MODIFIED BY, BOTH CONGRESS, AND THE PRESIDENT BEFORE IT BECOMES LAW. IT IS UNCLEAR WHAT EFFECT THE SETTLEMENT AND FUTURE REGULATIONS COULD HAVE UPON THE FUTURE GROWTH AND FINANCIAL CONDITION OF THE COMPANY.

     OSHA Regulations. The federal Occupational Safety and Health Administration (OSHA) has proposed an indoor air quality regulation covering the workplace that seeks to eliminate nonsmoker exposure to environmental tobacco smoke. Under the proposed regulation, smoking must be banned entirely from the workplace or restricted to designated areas of the workplace that meet certain criteria. The proposed regulation covers all indoor workplaces under OSHA jurisdiction, including, for example, private residences used as workplaces, hotels and motels, private offices, restaurants, bars and vehicles used as workplaces. The tobacco industry is challenging the proposed OSHA regulation on legal, scientific and practical grounds. It also contends that the proposed regulation ignores reasonable alternatives. There is no guaranty, however, that this challenge will be successful. Although the Company does not believe that the proposed OSHA regulation would have a material adverse effect on the cigar industry or the Company, there are no assurances that such regulation would not adversely impact the Company, particularly the "club" sections of the Company's emporiums.

EMPLOYEES

     The Company has six full-time employees and three part-time employees, none of which are parties to a collective bargaining agreement. The Company believes its relationship with its employees is good.

     Three full-time employees are engaged in management and administrative activities and the remaining six full and part-time employees are engaged in sales and related activities.

FACILITIES


     The Company maintains its corporate offices at its emporium located in Weston, Florida pursuant to a lease covering 2,000 + square feet which expires in 2001. This lease is subject to two five year renewal options. The present annual rent exclusive of taxes, insurance and common area charges, is approximately $54,000. The Company's Ft. Lauderdale emporium consists of approximately 1780 + square feet and is subject to a lease expiring in 2004, with a five year renewal option. The annual rent, including pass-throughs, is approximately $91,000. The Company has recently entered into a 10-year lease for an emporium to be built in the Shops of Sunset in South Miami, covering 2,100 + square feet. The lease is not subject to any renewal options. The annual rent, including pass throughs, is approximately $117,000. The Company intends to establish additional retail stores through lease arrangements. The Company believes that additional space will be available at commercially reasonable rents. The Company's facilities, at this time, are adequate; however, expansion of the Company's business may require additional administrative offices.


LITIGATION

     The Company is not involved in any litigation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The present members of the Board of Directors, all executive officers, their ages and positions with the Company are set forth below:

NAMES                                              AGE               POSITION
-----                                              ---               --------
Stephen Schatzman................................   45   President, Secretary and Director
Alex Gimelstein..................................   45   Vice President, Treasurer and
                                                           Director

     Stephen Schatzman has been President, Secretary and Director of the Company since inception. From 1972 to 1990, he was the General Manager of Superior Stores, a six-store chain of 30,000 square foot, high volume discount drug stores. From 1990 to 1996, he was President of Villa Deli, a 160-seat restaurant on Miami Beach. Mr. Schatzman devotes his full time to the Company. He is responsible for purchasing for all locations, inventory, warehousing, and developing and implementing merchandising and other Company policies, and for all day to day operations.

     Alex Gimelstein has been Vice President, Treasurer and Director of the Company since inception. He is also Vice President of Zelick's Tobacco Corp. on Miami Beach for over 25 years. Zelick's is a retail and wholesale tobacco and sundries operation owned by Mr. Gimelstein's family. Mr. Gimelstein has also had extensive experience in the tobacco industry, having owned and operated several cigar factories in foreign countries. Mr. Gimelstein devotes approximately half of his working time to the Company. He is responsible for the procurement of cigars, the development of a distribution network and the Company's relationship with Tabanica.

     The officers of the Company are elected by the Board of Directors to serve until their successors are elected and qualified. The directors of the Company are elected at the annual meeting of the stockholders. The By-laws provide for a Board of Directors to be comprised of between two and seven persons.

     The Company's Certificate of Incorporation and Bylaws provide for the indemnification of, and advancement of expenses to, directors and officers of the Company. The Company has also entered into agreements to provide indemnification for its directors and executive officers.

     In May 1997, the Company entered into employment agreements with Stephen Schatzman, the President and Secretary of the Company and Alex Gimelstein, the Vice President and Treasurer of the Company. The terms of the two employment agreements, except for the position held with the Company, are identical. The agreements, which expire on December 31, 2001, provide for initial annual base salaries of $80,000 with additional increases, bonuses and compensation to be decided by the Board of Directors. The employment agreements also provide that, upon mutual agreement between the Company and the employee, all or any part of the salary due the employee may be deferred for an indefinite period of the time and/or paid in shares of the Common Stock of the Company.

DIRECTOR COMPENSATION

     The Company does not provide additional compensation for employee directors. In the event non-employees are appointed as directors, compensation may be paid on an annual or per meeting basis to be determined.

     In addition, all directors will receive on an annual basis mandatory stock option grants under the Stock Option Plan for serving on the Board. Five-year options to purchase 5,000 shares of Common Stock will be automatically granted to each director on December 31 of each year, starting December 31, 1998, at an option exercise price equal to the closing bid or sales price of the Common Stock on such date. Additionally, directors appointed to the Board in the future will be granted option to purchase 10,000 shares of Common Stock at an option exercise price equal to the closing bid or sales price of the Common Stock on the date of their appointment to the Board.

STOCK OPTION PLAN

     On November 7, 1997, the Board of Directors adopted a Stock Option Plan (the "Plan"). This Plan provides for the grant of Incentive Stock Options and Non-qualified Stock Options to employees selected by the Board of Directors or Compensation Committee. The Plan also sets forth applicable rules and regulations for Stock Options granted to non-employee directors. To date 135,000 options have been granted to Mr. Schatzman and 135,000 options have been granted to Mr. Gimelstein at the market price on the date of grant. The Plan is subject to stockholder approval and will be submitted to the stockholders at the Company's annual meeting in 1998.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information relating to the beneficial ownership of Company Common Stock as of December 31, 1997 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (ii) each of the Company's directors, and
(iii) all of the Company's directors and executive officers as a group. The "Percentage After Offering" assumes the conversion of all the outstanding shares of Preferred Stock into Common Stock at the rate of $.301 per share.



                                                                   PERCENTAGE            PERCENTAGE
NAME                                          COMMON STOCK     BEFORE OFFERING(1)     AFTER OFFERING(1)
----                                          ------------     ------------------     -----------------
Stephen Schatzman...........................  2,835,500(2)            27.9%                 16.5%
  2101 N.E. 212th Street
  Miami, Florida 33179
Alex Gimelstein.............................  2,835,500(3)            27.9%                 16.5%
  21160 N.E. 22nd Court
  Miami, Florida 33179
All Directors and Executive Officers as a
  Group (2 persons).........................  5,671,000               55.1%                 33.0%


---------------


(1) Based on the conversion of the Preferred Stock at $.301 per share.

(2) Includes 200,000 shares of Common Stock held by Mr. Schatzman as custodian for his minor children, as to which shares he disclaims any beneficial interest; includes options to purchase 135,000 shares.
(3) Includes 100,000 shares of Common Stock held by Mr. Gimelstein's adult son and 150,000 shares of Common Stock held by Mr. Gimelstein as custodian for his three minor children, as to all of which shares Mr. Gimelstein disclaims any beneficial interest; includes options to purchase 135,000 shares.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     The Company's Articles of Incorporation authorizes the issuance of 50,000,000 shares of Common Stock, no par value per share, of which 10,028,485 shares were outstanding as of December 31, 1997. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock have no cumulative voting rights. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata in all assets remaining after payment in full of all liabilities. Holders of Common Stock have no preemptive rights to purchase the Company's Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock will be, when issued and delivered upon conversion of the Preferred Stock, fully paid and non-assessable.

PREFERRED STOCK

     The Company's Articles of Incorporation authorize the issuance of 5,000,000 shares of preferred stock, of which 2,100 shares of Series A Convertible Preferred Stock are outstanding. The Series A Preferred Stock is convertible, at the option of the holder, into that number of shares of common stock equal to $1,000 divided by the lower of (i) Seventy Percent (70%) of the average Market Price of the Common Stock for the five trading days immediately prior to the Conversion Date or (ii) $1.46, increased proportionally for any reverse stock split and decreased proportionally for any forward stock split or stock dividend. Market Price shall be the closing bid price of the Common Stock on such date, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or the closing bid price in the over-the-counter market, if other than Nasdaq. The Series A Preferred Stock is mandatorily convertible into Common Stock beginning August 14, 1998, provided that the Company is a reporting issuer under the Exchange Act and is then current in its filings. The holders of Series A Preferred Stock have no voting rights, the shares are redeemable at a price of $1,350 per share upon notice of conversion, and have a liquidation preference of $1,350 per share.

     The Company's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the remaining authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series.

     The Company considers it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financings and in meeting corporate needs which may arise. If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in the Company's Articles of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the Common Stock which would result in dilution of the income per share and net book value of the Common Stock. Issuance of additional Common Stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the Common Stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to the Company's Common Stock or any other series of preferred stock which the Company may issue. The Board of Directors may issue additional preferred stock in future financings.

     The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company.

TRANSFER AGENT

     The Company's transfer agent is Liberty Transfer Co., 191 New York Avenue, Huntington, N.Y., 11743-2711, telephone number (516) 385-1616.

                            SELLING SECURITY HOLDERS

     The shares of Common Stock of the Company offered by this Prospectus are being sold for the account of the selling security holders identified in the following table (the "Selling Security Holders").


     The Selling Security Holders are offering for sale an aggregate of 7,466,744 shares of Common Stock, including 6,976,744 shares issuable upon conversion of the Preferred Stock.


     The following table sets forth the number of Shares being held of record or beneficially (to the extent known by the Company) by such Selling Security Holders and provides (by footnote reference) any material relationship between the Company and such Selling Security Holder, all of which is based upon information currently available to the Company.


                                                                  NUMBER OF
                                  NUMBER OF                       SHARES OF         NUMBER OF
                                  SHARES OF        PERCENTAGE   COMMON STOCK        SHARES OF         PERCENTAGE
                                 COMMON STOCK        BEFORE     TO BE SOLD IN     COMMON STOCK          AFTER
NAME                          BEFORE OFFERING(1)    OFFERING      OFFERING      AFTER OFFERING(1)      OFFERING
----                          ------------------   ----------   -------------   -----------------     ----------
Balmore Funds, S.A.(2)
  Trident Chambers,
  P.O. Box 146
  Roadtown, Tortola,
  British Virgin Islands....      2,857,807           16.6%       2,657,807          200,000(3)          1.2%
Austos Anstalt Schaar(4)
  7440 Fuerstentum,
  Landstrasse 163, Vaduz,
  Liechtenstein.............      2,525,581           14.7%       2,325,581          200,000(3)          1.2%
Dora Fried(5)...............        996,678            5.9%         996,678                0              --
Lampton, Inc.(6)
  12/A Elkana Street,
  Jerusalem, Israel.........        996,678            5.9%         996,678                0              --
Skarco Press, Inc.(7)
  1701 W. Hillsboro
  Boulevard, Suite 305,
  Deerfield Beach, FL
  33442.....................         90,000             .5%          90,000                0              --
RCC Associates, Inc.(8)
  422 S.W. 12 Avenue,
  Deerfield Beach, FL
  33442.....................        737,070            4.3%         400,000          337,070             2.0%


---------------


(1) Includes shares issued upon conversion of the Preferred Stock, based upon the conversion price of $.301 and shares subject to outstanding options. See footnote 3.


(2) A British Virgin Islands corporation; its director and controlling shareholder is Francois Morax; its other directors are Rene Lemmenmeir, Werner Lev, Seymour Braun and M. Kaniel.

(3) Shares subject to outstanding options.

(4) A Liechtenstein corporation; its directors are Tomas Hackl, Elfriede Ehn, Peter Nakowitz and Herbert, Legradi; its controlling shareholder is Dr. Werner Walser.

(5) Ms. Fried is an individual who resides at Stiegengasse 4, 1060 Vienna, Austria.

(6) A British Virgin Islands corporation; its director and sole shareholder is Sholom Steinberg.


(7) A Florida corporation; its President/director and controlling shareholder is Sanford G. Lechner; its Vice President of Finance/director is Kimberly Myrick and its director is Brian M. Lechner.


(8) A Florida corporation incorporated as Majic Construction d/b/a RCC Associates, Inc.; its President/director and controlling shareholder is Richard Raphael, its Vice Presidents are Richard N. Rhodes and Deborah L. Popkin.

                              PLAN OF DISTRIBUTION

SELLING SECURITY HOLDERS

     The Selling Security Holders are offering shares of Common Stock for their own account and not for the account of the Company. The Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Security Holders.

     Each Selling Security Holder will, prior to any sales, agree (a) not to effect any offers or sales of the Common Stock in any manner other than as specified in this Prospectus, (b) to inform the Company of any sale of Common Stock at least one business day prior to such sale and (c) not to purchase or induce others to purchase Common Stock in violation of Regulation M under the Exchange Act.

     The shares of Common Stock may be sold from time to time to purchasers directly by any of the Selling Security Holders acting as principals for their own accounts in one or more transactions in the over-the-counter market or in negotiated transactions at market prices prevailing at the time of sale or at prices otherwise negotiated. Alternatively, the shares of Common Stock may be offered from time to time through agents, brokers, dealers or underwriters designated from time to time, and such agents, brokers, dealers or underwriters may receive compensation in the form of commissions or concessions from the Selling Security Holders or the purchasers of the Common Stock.

     Under the Exchange Act, and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Security Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Security Holder. There are possible limitations upon trading activities and restrictions upon broker-dealers effecting transactions in certain securities which may also materially affect the value of, and an investor's ability to dispose of, the Company's securities. See "RISK FACTORS."

     The Company will use its best efforts to file, during any period in which offers or sales are being made, one or more post-effective amendments to the Registration Statement, of which this Prospectus is a part, to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to such information in this Prospectus.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Shapo, Freedman & Bloom, P.A., 200 South Biscayne Blvd., Suite 4750, Miami, Florida 33131.

                                    EXPERTS

     The financial statements of the Company for the fiscal year ended June 30, 1996 and 1997 included in this Prospectus have been audited by Millward & Co., P.A., certified public accountants, and are included herein in reliance upon the authority of said firm as experts on accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, a Registration Statement on Form SB-2 with respect to the Common Stock being registered hereby. This Prospectus does not contain all the information contained in such Registration Statement, as permitted by the Rules and Regulations of the Securities and Exchange Commission. The Registration Statement, including exhibits thereto, may be inspected without charge and copies of all or any part thereof may be obtained from the Commission's principal office in Washington, D.C. at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 75 Park Place, 14th Floor, New York, New York 10007 and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained upon written request addressed to the Commission, Public Reference Section 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. For further information with respect to the Company, the Common Stock being registered hereby and the contents of any contract or document referred to herein, reference is made to the Registration Statement and the exhibits filed as a part thereof.

                   THE HAVANA REPUBLIC, INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

                                                              PAGE
                                                              ----
Report of Independent Certified Public Accountants..........  F-2
Financial Statements:
  Consolidated Balance Sheets...............................  F-3
  Consolidated Statements of Operations.....................  F-4
  Consolidated Statements of Changes in Shareholders'
     Equity.................................................  F-5
  Consolidated Statements of Cash Flows.....................  F-6
  Notes to Consolidated Financial Statements................  F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
The Havana Republic, Inc. and Subsidiaries
Weston, Florida

     We have audited the accompanying consolidated balance sheet of The Havana Republic, Inc. (a Colorado corporation) and Subsidiaries as of June 30, 1997 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the period from inception (March 10, 1996) to June 30, 1996 and for the year ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Havana Republic, Inc. and Subsidiaries as of June 30, 1997, and the consolidated results of their operations and their cash flows for the period from inception (March 10, 1996) to June 30, 1996 and for the year ended June 30, 1997, in conformity with generally accepted accounting principles.

                                          Millward & Co. CPAs

Fort Lauderdale, Florida
August 8, 1997 (October 18, 1997 as to Note 9)

                   THE HAVANA REPUBLIC, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30,    SEPTEMBER 30,
                                                                 1997          1997
                                                              ----------   -------------
                                                                            (UNAUDITED)
                                         ASSETS
CURRENT ASSETS:
  Cash and Cash Equivalents.................................  $  219,294     1,174,253
  Accounts Receivable.......................................       1,668         1,668
  Inventory.................................................     477,854       665,598
  Prepaid Expenses..........................................          --        10,000
  Deposits on Inventory Purchases...........................     300,000       450,000
                                                              ----------    ----------
          Total Current Assets..............................     998,816     2,301,519
                                                              ----------    ----------
PROPERTY AND EQUIPMENT, at Cost
  (Net of Accumulated Depreciation and Amortization of
     $13,907 and $23,907 at June 30, 1997 and September 30,
     1997, respectively)....................................     204,811       277,453
                                                              ----------    ----------
OTHER ASSETS:
  Intangible Assets (Net of Accumulated Amortization of
     $1,598 and $2,131 at June 30, 1997 and September 30,
     1997, respectively)....................................      10,058         9,525
  Deposits..................................................      25,253         5,253
  Deposits on Inventory Purchases...........................     141,700       166,700
  Investment in 50% Owned Factory...........................      50,000        50,000
                                                              ----------    ----------
          Total Other Assets................................     227,011       231,478
                                                              ----------    ----------
          Total Assets......................................  $1,430,638    $2,810,450
                                                              ==========    ==========

                          LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts Payable..........................................  $   97,797    $   98,269
  Accrued Expenses..........................................      41,441        48,120
  Due to Related Party......................................         750            --
  Deferred Membership Revenue...............................      19,142        14,356
  Note Payable..............................................     400,000       200,000
                                                              ----------    ----------
          Total Current Liabilities.........................     559,130       360,745
                                                              ----------    ----------
COMMITMENTS
SHAREHOLDERS' EQUITY:
  Common Stock, No Par Value, Authorized 50,000,000 Shares;
     Issued and Outstanding 9,121,000 and 9,159,460 Shares
     at June 30, 1997 and September 30, 1997,
     respectively)..........................................   1,138,070     1,148,070
  Preferred Stock, No Par Value, Non-Voting, Authorized
     5,000,000 Shares; Convertible Preferred Stock -- Series
     A, Authorized 2,500 Shares:
     Issued and Outstanding 1,800 Shares at September 30,
      1997 (Aggregate Liquidation Preference of $2,430,000
      at September 30, 1997)................................          --     2,213,450
  Accumulated Deficit.......................................    (266,562)     (951,815)
                                                              ----------    ----------
          Total Shareholders' Equity........................     871,508     2,449,705
                                                              ----------    ----------
          Total Liabilities and Shareholders' Equity........  $1,430,638    $2,810,450
                                                              ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                   THE HAVANA REPUBLIC, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               FOR THE
                                                             PERIOD FROM      FOR THE THREE   FOR THE THREE
                                              FOR THE         INCEPTION       MONTHS ENDED    MONTHS ENDED
                                            YEAR ENDED     (MARCH 10, 1996)   SEPTEMBER 30,   SEPTEMBER 30,
                                           JUNE 30, 1997   TO JUNE 30, 1996       1997            1996
                                           -------------   ----------------   -------------   -------------
                                                                                       (UNAUDITED)
SALES
  Retail Sales...........................   $  345,330        $       --        $  157,604      $       --
  Memberships............................       11,808                --             4,786              --
                                            ----------        ----------        ----------      ----------
          Net Sales......................      357,138                             162,390              --
COST OF SALES............................      164,667                --            72,561              --
                                            ----------        ----------        ----------      ----------
GROSS PROFIT.............................      192,471                --            89,829              --
                                            ----------        ----------        ----------      ----------
OPERATING EXPENSES:
  Store Expenses.........................      187,559                --            59,681              --
  General and Administrative.............      148,061               500            81,978          25,747
  Depreciation and Amortization..........       15,505                --            10,533              --
  Professional Fees......................      100,492                --            16,756          10,301
                                            ----------        ----------        ----------      ----------
          Total Operating Expenses.......      451,617               500           168,948          36,048
                                            ----------        ----------        ----------      ----------
LOSS FROM OPERATIONS.....................     (259,146)             (500)          (79,119)        (36,048)
                                            ----------        ----------        ----------      ----------
OTHER INCOME (EXPENSE):
  Interest Income........................        9,467                --             3,866           3,014
  Interest Expense.......................      (16,383)               --           (10,000)         (9,161)
                                            ----------        ----------        ----------      ----------
                                                (6,916)               --            (6,134)         (6,147)
                                            ----------        ----------        ----------      ----------
LOSS BEFORE PROVISION FOR INCOME TAXES...     (266,062)             (500)          (85,253)        (42,195)
PROVISION FOR INCOME TAXES...............           --                --                --              --
                                            ----------        ----------        ----------      ----------
NET LOSS.................................   $ (266,062)       $     (500)       $  (85,253)     $  (42,195)
                                            ==========        ==========        ==========      ==========
NET LOSS PER COMMON SHARE................   $    (0.03)       $       --        $    (0.07)     $       --
                                            ==========        ==========        ==========      ==========
NUMBER OF WEIGHTED COMMON SHARES
  OUTSTANDING............................    8,835,586         2,968,554         9,139,812       8,333,783
                                            ==========        ==========        ==========      ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                   THE HAVANA REPUBLIC, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                 PREFERRED STOCK          COMMON STOCK
                               -------------------   -----------------------   ACCUMULATED
                               SHARES     AMOUNT       SHARES       AMOUNT       DEFICIT       TOTAL
                               ------   ----------   ----------   ----------   -----------   ----------
BALANCE -- March 10, 1996
  (Date of inception)........      --   $       --           --   $       --           --    $       --
Shares issued in connection
  with initial
  capitalization.............      --           --    5,500,000        1,000           --         1,000
Shares issued in connection
  with private offering......      --           --    1,574,000           --           --            --
Net loss for the period from
  inception (March 10, 1996)
  to June 30, 1996...........      --           --           --           --         (500)         (500)
                               ------   ----------   ----------   ----------    ---------    ----------
BALANCE -- June 30, 1996.....      --           --    7,074,000        1,000         (500)          500
Shares issued in connection
  with private offering......      --           --    1,900,000      950,000           --       950,000
Issuance of common stock for
  services...................      --           --      147,000      147,070           --       147,070
Recognition of officers
  compensation on donated
  services...................      --           --           --       40,000           --        40,000
Net loss for the year ended
  June 30, 1997..............      --           --           --           --     (266,062)     (266,062)
                               ------   ----------   ----------   ----------    ---------    ----------
BALANCE -- June 30, 1997.....      --           --    9,121,000    1,138,070     (266,562)      871,508
Issuance of preferred stock
  series A...................   1,800    1,613,450           --           --           --     1,613,450
Shares issued in connection
  with private offering......      --           --       38,460       50,000           --        50,000
Recognition of preferred
  stock dividend on
  beneficial conversion......              600,000                               (600,000)           --
Net loss for the three months
  ended September 30, 1997...      --           --           --           --      (85,253)      (85,253)
                               ------   ----------   ----------   ----------    ---------    ----------
BALANCE -- September 30, 1997
  (Unaudited)................   1,800   $2,213,450    9,159,460   $1,188,070    $(951,815)   $2,449,705
                               ======   ==========   ==========   ==========    =========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                   THE HAVANA REPUBLIC, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  FOR THE
                                                  FOR THE       PERIOD FROM      FOR THE THREE   FOR THE THREE
                                                 YEAR ENDED      INCEPTION       MONTHS ENDED    MONTHS ENDED
                                                  JUNE 30,    (MARCH 10, 1996)   SEPTEMBER 30,   SEPTEMBER 30,
                                                    1997      TO JUNE 30, 1996       1997            1996
                                                 ----------   ----------------   -------------   -------------
                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss.....................................  $ (266,062)      $   (500)        $  (85,253)     $ (42,195)
  Adjustments to Reconcile Net Loss to Net Cash
    Used in Operating Activities:
    Depreciation and Amortization..............      15,505             --             10,533             --
    Recognition of Officers Compensation on
      Donated Services.........................      40,000             --                 --         11,000
    Common Stock Issued in Exchange for
      Services.................................      10,000             --                 --             --
    (Increase) Decrease in:
      Accounts Receivable......................      (1,668)            --                 --             --
      Inventory................................    (477,854)            --           (187,744)       (54,067)
      Prepaid Expenses.........................          --             --            (10,000)            --
      Deposits on Inventory Purchases..........    (441,700)            --           (175,000)            --
      Deposits.................................     (25,253)            --             20,000        (20,000)
    Increase (Decrease) in:
      Accounts Payable.........................      97,797             --                472             --
      Accrued Expenses.........................      41,441             --              6,679          4,904
      Deferred Membership Revenue..............      19,142             --             (4,786)            --
      Due to Related Party.....................         750             --               (750)            --
                                                 ----------       --------         ----------      ---------
Net Cash (Used in) Provided by Operating
  Activities...................................    (987,902)          (500)          (425,849)      (100,358)
                                                 ----------       --------         ----------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Property and Equipment........     (81,648)            --            (82,642)       (20,335)
  Increase in Intangible Assets................     (11,656)            --                 --         (7,681)
  Investment in 50% Owned Factory..............     (50,000)            --                 --             --
                                                 ----------       --------         ----------      ---------
Net Cash Used in Investing Activities..........    (143,304)            --            (82,642)       (28,016)
                                                 ----------       --------         ----------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from Issuance of Common Stock.......     950,000          1,000             50,000        950,000
  Proceeds from Issuance of Preferred Stock
    Series A...................................          --             --          1,613,450             --
  Repayment of Note Borrowings.................    (250,000)            --           (200,000)      (250,000)
  Proceeds from Note Borrowings................     400,000        250,000                 --             --
                                                 ----------       --------         ----------      ---------
Net Cash Provided by Financing Activities......   1,100,000        251,000          1,463,450        700,000
                                                 ----------       --------         ----------      ---------
Net (Decrease) Increase in Cash................     (31,206)       250,500            954,959        571,626
Cash and Cash Equivalents -- Beginning of
  Period.......................................     250,500             --            219,294        250,500
                                                 ----------       --------         ----------      ---------
Cash and Cash Equivalents -- End of Period.....  $  219,294       $250,500         $1,174,253      $ 822,126
                                                 ==========       ========         ==========      =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
    Cash Paid During the Year for Interest.....  $    9,161       $     --         $       --      $   9,161
                                                 ==========       ========         ==========      =========
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Issuance of Common Stock for Services........  $  137,070       $     --         $       --      $      --
                                                 ==========       ========         ==========      =========
  Recognition of Preferred Stock Dividend on
    Beneficial Conversion......................  $       --       $     --         $  600,000      $      --
                                                 ==========       ========         ==========      =========

  The accompanying notes are an integral part of these consolidated financial statements.

                   THE HAVANA REPUBLIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION, CAPITALIZATION AND REVERSE ACQUISITION

     The Havana Republic, Inc. (Colorado) (The "Colorado Company") was organized under the laws of the State of Colorado on May 31, 1996. The Colorado Company is authorized to issue 50,000,000 shares of its no par common stock and 5,000,000 shares of its no par value preferred stock.

     The Havana Republic, Inc. (Florida) (The "Florida Company") was organized under the law of the State of Florida on March 10, 1996. The Florida Company's articles of incorporation provide for the issuance of 1,000 shares of its no par value common stock.

     On June 17, 1996 all of the issued and outstanding stock of the Florida Company was exchanged for 5,500,000 shares of common stock of the Colorado Company. The Colorado Company and the Florida Company are hereinafter referred to collectively as the Company. As a result of the exchange of stock, the former stockholders of the Florida Company owned approximately 79% of the common stock of the Company. Accordingly, this transaction has been treated, for financial reporting purposes, as a reverse acquisition in which the Florida Company was recapitalized by providing 5,500,000 shares of the Colorado Company to its existing shareholders. The 1,574,000 shares held by the Colorado Company shareholders before the acquisition were issued in June 1996 pursuant to an offering in accordance with Rule 504 of Regulation D pursuant to Securities Act of 1933, the proceeds of such offering were approximately $3,000. At the time of the recapitalization, the Colorado Company had no assets and no value was attributable to such shares.

BUSINESS

     The Company is engaged in the business of owning and operating upscale cigar emporiums devoted to the sale of premium cigars and cigar related merchandise. In addition, the Company intends to engage as a distributor of premium cigars.

INTERIM FINANCIAL STATEMENTS

     Information in the accompanying consolidated financial statements and notes to the consolidated financial statements for the interim period as of September 30, 1997 and for the three month period ended September 30, 1997 and 1996, is unaudited. The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles and Regulation S-B. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended September 30, 1997 and 1996 are not necessarily indicative of the results that may be expected for the years ending June 30, 1998 and 1997.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of The Havana Republic, Inc. and its wholly owned Subsidiaries. All significant intercompany transactions and balances have been eliminated from these consolidated financial statements.

FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount reported in the consolidated balance sheet for cash and cash equivalents, note payable, accounts payable and accrued liabilities approximates fair market value due to the immediate or short-term maturity of these financial instruments.

                   THE HAVANA REPUBLIC, INC. AND SUBSIDIARIES

USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates and assumptions.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentration of credit risk, consists principally of cash and cash equivalents. The Company places its cash in money market funds with high credit quality institutions. As of June 30, 1997, the Company had $196,815 in one financial institution with the excess over $100,000 not covered by FDIC insurance and which, therefore, did not limit the Company's amount of credit risk. The Company has not experienced any losses in such account and believes that it is not exposed to any significant credit risk on the account.

INVENTORY

     Inventory consisting principally of cigars and accessories, is valued at the lower of cost (first-in, first-out) or market.

DEPOSITS ON INVENTORY PURCHASES

     Deposits on inventory purchases consists of payments to the Company's 50% owned affiliate to secure the purchase of cigar inventory. Shipments are scheduled to commence January 1998 at a rate of approximately $50,000 worth of cigars per month. All transactions are in U.S. dollars.

INTANGIBLE ASSETS

     Intangible assets, which consist of organization and trademark costs, are amortized over a 5 to 15 year period, respectively. Amortization expense for the period ended June 30, 1997 and 1996 amounted to $1,598 and $0, respectively.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the respective assets using the straight-line method for financial reporting purposes and the accelerated method for income tax purposes. Maintenance, repairs, and minor renewals are charged to expense as incurred while expenditures that materially increase values, change capacities, or extend useful lives are capitalized. Upon sale or retirement of property and equipment, the cost and the related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in operations.

INCOME TAXES

     Income taxes are accounted for under the asset and liability method of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities or a change in tax rate is recognized

                   THE HAVANA REPUBLIC, INC. AND SUBSIDIARIES in income in the period that includes the enactment date. Deferred tax assets are reduced to estimated amounts to be realized by use of a valuation allowance.

     The principal types of temporary differences between assets and liabilities for financial statement and tax return purposes are net operating loss carryforwards.

CASH AND CASH EQUIVALENTS

     For the purpose of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

LOSS PER COMMON SHARE

     Primary loss per common share is calculated by dividing net loss by the weighted average number of common shares outstanding during each period presented. For the three months ended September 30, 1997, net loss has been adjusted for dividends on the convertible preferred stock (see note 14). Fully diluted loss per common share is not presented because they are anti-dilutive. The Company does not have any common stock equivalents.

REVENUE RECOGNITION

     Revenues from product sales are recognized when the customer purchases the product. The Company also sells three types of annual smoking club memberships ranging in price from $250 to $1,000. Revenue from membership is recognized over a 12-month period from purchase date. The Company has deferred membership revenue amounting to $19,142 and $14,356 as of June 30, 1997 and September 30, 1997, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

     In February 1997, the FASB issued Statement No. 128 "Earnings Per Share" ("SFAS 128"). FAS 128 is effective for financial statements for periods ending after December 31, 1997 and early adoption is not permitted. This statement establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. The adoption of FAS 128 is not expected to have a material impact on the Company's financial statements.

     In February 1997, the FASB issued Statement No. 129, "Disclosure of Information About Capital Structure" ("FAS 129"). Since the Company has only one class of shares, which is adequately disclosed on the face of the balance sheet, the adoption of FAS 129 will have no impact on the Company's financial statements.

     In June 1997, the FASB issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("FAS 130"). FAS 130 is effective for financial statements of periods beginning subsequent to December 15, 1997, but early adoption is permitted. The Company presents adequately all components of comprehensive income in the statement of shareholders' equity.

     In June 1997, FASB issued Statement of Financial Accounting Standard No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("FAS 131"). The statement establishes standards for the way that public business enterprises report selected information about reportable operating segments, products and services, geographic areas and major customers, for which discrete financial information is available, in annual and interim financial statements. This statement shall be effective for fiscal years beginning after December 15, 1997.

                   THE HAVANA REPUBLIC, INC. AND SUBSIDIARIES

NOTE 2 -- RELATED PARTY

     A related party sold cigars to the Company aggregating $750 for which the related party was not reimbursed during the period.

NOTE 3 -- NOTES PAYABLE

     The Company entered into a financing agreement with a third party. This agreement consists of two term loans with principal balances of $200,000 and $200,000, respectively at June 30, 1997. Interest shall accrue at a rate equal to ten percent (10%) simple interest per annum. The total unpaid balance of principal and accrued interest shall be due and payable on April 1, 1998 and May 20, 1998, respectively. In August 1997, the Company repaid $200,000.

NOTE 4 -- INVESTMENT IN 50% OWNED FACTORY

     The Company invested $50,000 in January 1997 for a 50% interest in a company owning a factory located in Jalapa, Nicaragua. The investment is being carried at cost, which based on the limited information available, the Company believes that the financial statements would not be materially different than if carried on the equity method.

NOTE 5 -- PROPERTY AND EQUIPMENT

     The major classifications of property and equipment at June 30, 1997 and September 30, 1997 are as follows:

                                                              JUNE 30,   SEPTEMBER 30,
                                                                1997         1997
                                                              --------   -------------
                                                                          (UNAUDITED)
Computers...................................................  $ 11,287     $ 11,287
Furniture and fixtures......................................    53,194       60,186
Office equipment............................................     2,120        2,120
Leasehold improvements......................................   152,117      227,767
                                                              --------     --------
                                                               218,718      301,360
Accumulated depreciation....................................   (13,907)     (23,907)
                                                              --------     --------
                                                              $204,811     $277,453
                                                              ========     ========

     Depreciation expense amounted to $13,907, $0, $10,000 and $0 for the period ended June 30, 1997 and 1996 and for the three months ended September 30, 1997 and 1996, respectively.

NOTE 6 -- INVENTORY

     The major classes of inventory at June 30, 1997 and September 30, 1997 are as follows:

                                                              JUNE 30,   SEPTEMBER 30,
                                                                1997         1997
                                                              --------   -------------
                                                                          (UNAUDITED)
Cigars......................................................  $305,840     $372,589
Accessories.................................................   172,014      293,009
                                                              --------     --------
                                                              $477,854     $665,598
                                                              ========     ========

                   THE HAVANA REPUBLIC, INC. AND SUBSIDIARIES

NOTE 7 -- INCOME TAXES

     To date, the Company has incurred tax operating losses and therefore, has generated no income tax liabilities. As of June 30, 1997 and September 30, 1997, the Company has generated net operating loss carryforwards totaling $266,562 and $352,000, respectively, which are available to offset future taxable income, if any, through 2011. As utilization of such an operating loss for tax purposes is not assured, the deferred tax asset has been fully reserved through the recording of a 100% valuation allowance.

     As of June 30, 1997 and September 30, 1997, the components of the net deferred tax asset are as follows:

                                                              JUNE 30,    SEPTEMBER 30,
                                                                1997          1997
                                                              ---------   -------------
                                                                           (UNAUDITED)
Deferred Tax Assets:
  Net operating loss carryforward...........................  $ 101,000     $ 133,700
Valuation allowance.........................................   (101,000)     (133,700)
                                                              ---------     ---------
Net deferred tax............................................  $      --     $      --
                                                              =========     =========

NOTE 8 -- COMMITMENTS

OPERATING LEASES

     The Company has operating leases for store facilities expiring through 2002 to 2004. The lease agreements require the Company to pay real estate taxes, maintenance and other operating expenses associated with the space leased. The store leases also provide for additional contingent rentals based upon a percentage of sales in excess of certain minimum amounts, as well as increases in the consumer price index. Total rent expense for the year ended June 30, 1997 and for the period March 10, 1996 (date of inception) to June 30, 1996 amounted to $18,564 and $0, respectively.

     Future minimum rental commitments as of June 30, 1997 are as follows:

1998........................................................  $ 87,816
1999........................................................   112,628
2000........................................................   113,627
2001........................................................   114,625
2002........................................................   104,391
Thereafter..................................................   166,693
                                                              --------
                                                              $699,780
                                                              ========

EMPLOYMENT AGREEMENTS

     In May 1997, the Company entered into employment agreements with officers of the Company. The terms of the two employment, which expire on December 31, 2001, provide for initial annual base salary of $80,000 with additional increases, bonuses and compensation to be decided by the Board of Directors.

NOTE 9 -- STOCKHOLDERS' EQUITY

STOCK ISSUANCE

     In August 1996, the Company sold 1,900,000 shares at $.50 per share pursuant to an offering in accordance with Rule 504 of Regulation D pursuant to Securities Act of 1933.

     For the period ended June 30, 1997, the Company recorded officers' compensation expense of $40,000 relating to services donated to the Company.

                   THE HAVANA REPUBLIC, INC. AND SUBSIDIARIES

     In May 1997, the Company issued 137,070 shares valued at a fair market value of $1 per share for construction services rendered in connection with the construction of leased premises housing the Company's Weston, Florida store and had a related charge to property and equipment.

     In May 1997, the Company issued 10,000 shares valued at a fair market value of $1 per share to employees of the Company in consideration for services rendered to the Company and had a related charge to operations.

     See Note 1 for initial stock issuances.

     In August 1997, the Company sold 38,460 shares at $1.30 per share pursuant to an offering in accordance with Rule 504 of Regulation D pursuant to Securities Act of 1933.

PREFERRED STOCK

     The Company's articles of incorporation authorize the issuance of 5,000,000 shares of preferred stock. The Company's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series.

     On August 1, 1997, the Board of Directors of the Company created a series of preferred stock consisting of 2,500 shares and designated it as the Series A Convertible Preferred Stock -- no par value. The Series A Preferred Stock is convertible, at the holders option, into that number of shares of common stock equal to $1,000 divided by the lower of (i) seventy percent (70%) of the average market price of the common stock for the five trading days immediately prior to the conversion date or (ii) $1.46, increased proportionally for any reverse stock splits and decreased proportionally for any forward stock split or stock dividend. The holders of Series A Preferred Stock have no voting rights, the shares are redeemable at a price of $1,350 per share upon notice of conversion, and have a liquidation preference of $1,350 per share. As of September 30, 1997, the Company has issued 1,800 shares of the Series A Convertible Preferred Stock for a net amount of $1,613,450. Subsequent to September 30, 1997, the Company issued 300 additional shares of the Series A Convertible Preferred Stock for an aggregate amount of $300,000. For the three months ended September 30, 1997, the Company recognized a preferred stock dividend amounting to $600,000 calculated as the difference between the conversion price ($1.47 per share) and the fair value of the common stock into which the shares are convertible, multiplied by the number of common shares into which the preferred stock is convertible. Certain holders of the Series A Convertible Preferred Stock were issued (i) an option to purchase an aggregate of 200,000 shares of common stock for two years at an exercise price of $1.92 per common share and (ii) an option to purchase an aggregate of 200,000 shares of common stock for two years an exercise price of $2.88 per common share.

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE CIRCUMSTANCES OF THE COMPANY OR THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
The Company...........................    3
The Offering..........................    3
Selected Financial Information........    4
Risk Factors..........................    5
Dilution..............................   10
Use of Proceeds.......................   10
Market Price of the Common Stock......   11
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   12
Business..............................   13
Management............................   20
Principal Stockholders................   21
Description of Securities.............   22
Selling Security Holders..............   23
Plan of Distribution..................   23
Legal Matters.........................   24
Experts...............................   24
Additional Information................   24
Financial Statements..................  F-1

                             ---------------------

  UNTIL           , 1998 (90 DAYS AFTER THE DATE OF THE PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

======================================================

======================================================

                        6,976,744 SHARES OF COMMON STOCK

                               OFFERED BY CERTAIN
                         SELLING SECURITY HOLDERS UPON
                      CONVERSION OF OUTSTANDING SHARES OF
                      SERIES A CONVERTIBLE PREFERRED STOCK

                             ---------------------

                     490,000 SHARES OF COMMON STOCK OFFERED
                      BY CERTAIN SELLING SECURITY HOLDERS

                             ---------------------

                                   THE HAVANA
                                 REPUBLIC, INC.
                          ---------------------------

                                   PROSPECTUS
                          ---------------------------


                                           , 1998


======================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Pursuant to Section 607.0850 of the Florida Business Corporations Act, the Company has the power to indemnify directors, officers, employees or agents. The Company's Articles of Incorporation and Bylaws provide for indemnification of officers and directors. In addition, the Company's officers and directors have entered into agreements which also indemnify them from certain acts and omissions.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance of the securities being registered are as follows:

SEC Registration Fee........................................  $ 1,980
Printing Expenses...........................................   15,000
Accounting Fees and Expenses................................   10,000
Legal Fees and Expenses.....................................   25,000
Blue Sky Fees and Expenses..................................    5,000
Transfer Agent and Registrar Fees and Expenses..............    5,000
Miscellaneous...............................................   10,000
                                                              -------
Total.......................................................  $71,980

---------------

All amounts, except the SEC registration fee are estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     The following table sets forth the Company's sales of unregistered securities.

NUMBER OF SHARES OF
   COMMON STOCK       DATE SOLD   PURCHASER                                       CONSIDERATION
-------------------   ---------   ---------                      -----------------------------------------------
     2,700,500         3/10/96    Gimelstein, Alex(1)                                                    $491.00
     2,700,500         3/10/96    Schatzman, Stephen(1)                                                   491.00
        99,000         3/10/96    LaTorre, Roseanna(1)                                                     18.00
================================================================================================================
        60,000         6/10/96    Borer, Debora J.(3)                                                      30.00
        55,000         6/10/96    Burch, Clark(3)                                                          27.50
        65,000         6/10/96    Clark, Gary(3)                                                           32.50
        65,000         6/10/96    Conley, Walter(3)                                                        32.50
        50,000         6/10/96    Crumm, Michael(3)                                                        25.00
        64,000         6/10/96    EDR Financial, Inc.(3)                                                   32.00
       100,000         6/10/96    EDR Financial, Inc.(3)           exchange of 300,000 shares of Preferred Stock
        65,000         6/10/96    Hawkins, Edward H.(3)                                                    32.50
        60,000         6/10/96    Hawkins, Edward H. As Trustee
                                  for Jeffrey Dean(3)                                                      30.00
        60,000         6/10/96    Hawkins, Edward H. As Trustee
                                  for Cody Hawkins(3)                                                      30.00
        60,000         6/10/96    Hawkins, Edward H. Trustee
                                  for Molly Hawkins(3)                                                     30.00
        55,000         6/10/96    Lawrence, Susan(3)                                                       27.50
        55,000         6/10/96    Reitsema, David R.(3)                                                    27.50
        60,000         6/10/96    Reitsema, David R. As Trustee
                                  For Joshua Reitsema(3)                                                   30.00
        55,000         6/10/96    Reitsema, James D.(3)                                                    27.50

NUMBER OF SHARES OF
   COMMON STOCK       DATE SOLD   PURCHASER                                       CONSIDERATION
-------------------   ---------   ---------                      -----------------------------------------------
        60,000         6/10/96    Reitsema, Jeremy(3)                                                     $30.00
        60,000         6/10/96    Reitsema, Matthew(3)                                                     30.00
        65,000         6/10/96    Rennekamp, Daniel T.(3)                                                  32.50
        65,000         6/10/96    Sicola, Michael V.(3)                                                    32.50
        50,000         6/10/96    Sliva, Linda(3)                                                          25.00
        55,000         6/10/96    Spykstra, Carol(3)                                                       27.50
        60,000         6/10/96    Swickard, Don L.(3)                                                      30.00
        60,000         6/10/96    Swickard, Sharon(3)                                                      30.00
        65,000         6/10/96    Tudor Trading Limited(3)                                                 32.50
        55,000         6/10/96    Turner, Robert R.(3)                                                     27.50
        50,000         6/10/96    Vanderryst, Derek(3)                                                     25.00
================================================================================================================
        20,000         8/30/96    Aronoff, Len(3)                                                      10,000.00
       100,000         8/30/96    Azucar, Ltd.(3)                                                      50,000.00
        20,000         8/30/96    Baby Shoes, Inc.(3)                                                  10,000.00
       330,000         8/30/96    C.A. Oportunidad, S.A.(3)                                           165,000.00
       100,000         8/30/96    Cile Investments Ltd.(3)                                             50,000.00
        20,000         8/30/96    CJL Corp. Money Purchase
                                  Pension Plan(3)                                                      10,000.00
        20,000         8/30/96    Dog in a Manger Productions,
                                  Inc./G. Patrick Charuhas,
                                  President(3)                                                         10,000.00
        40,000         8/30/96    Dowda, Jimmy Dean(3)                                                 20,000.00
       600,000         8/30/96    Fondo de Acquisiciones E
                                  Inversiones
                                  Internacionales(3)                                                  300,000.00
       200,000         8/30/96    King, Bryan(3)                                                      100,000.00
       100,000         8/30/96    Klarious Capital Ltd.(3)                                             50,000.00
        40,000         8/30/96    Knox, Bruce R.(3)                                                    20,000.00
        40,000         8/30/96    Lenz, Frederick(3)                                                   20,000.00
        20,000         8/30/96    Pow Wow, Inc.(3)                                                     10,000.00
       250,000         8/30/96    Seidman, Barry(3)                                                   125,000.00
        38,460         8/30/97    USH Endowment Ltd.(3)                                                50,000.00
================================================================================================================
       137,070         5/01/97    RCC Associates Inc.(2)         general contracting services valued at $137,070
        10,000         5/01/97    Two Employees(2)                         employment services valued at $10,000
================================================================================================================
        36,000        11/13/97    Broad and Cassel(3)                           legal services valued at $42,120
       200,000        11/13/97    RCC Associates Inc.(3)         general contracting services valued at $234,000
        44,025        11/20/97    Richard L. Jacobs(3)                       millwork services valued at $47,999
================================================================================================================
       400,000        11/13/97    RCC Associates Inc.(2)         general contracting services valued at $468,000
        99,000        11/13/97    Daniel C. Marino, Jr.(2)          public relations services valued at $115,830
        90,000        11/20/97    Skarco Press, Inc.(2)                     printing services valued at $105,300

NUMBER OF SHARES OF
CLASS A CONVERTIBLE
  PREFERRED STOCK     DATE SOLD   PURCHASER                                              CONSIDERATION
-------------------   ---------   ---------                                              -------------
           700         8/14/97    Austost Anstalt Schaar(2)                               $700,000.00
           800         8/14/97    Balmore Funds, S.A.(2)                                   800,000.00
           300         8/25/97    Lampton, Inc.(2)                                         300,000.00
           300        10/22/97    Fried, Dora(2)                                           300,000.00

---------------

(1) Founder Shares

(2) Sold in reliance upon Section 4(2) of the Act. All investors were either "accredited" or sophisticated. The Company represents that all investors had access to information about the Company.

(3) Sold in reliance upon Rule 504/Regulation D

ITEM 27.  EXHIBITS


 EXHIBIT
 NUMBER                           DESCRIPTION OF DOCUMENT
 -------                          -----------------------
     2.1    --  Plan of Merger dated November 6, 1997*
     2.2    --  Articles of Merger*
     3.1    --  Amended and Restated Articles of Incorporation*
     3.2    --  By-Laws*
     4.1    --  Certificate of Designation/Class A Convertible Preferred
                Stock*
     5.1    --  Opinion of Shapo, Freedman & Bloom, P.A.**
    10.1    --  Employment Agreement with Stephen Schatzman*
    10.2    --  Employment Agreement with Alex Gimelstein*
    10.3    --  Lease/Weston*
    10.4    --  Lease/Fort Lauderdale*
    10.5    --  Amended and Restated Contract for Sale of Tobacco and
                Cigars*
    10.6    --  Stock Option Plan*
    10.8    --  Form of Indemnification Agreement with directors*
    10.9    --  Lease by and between Bakery Associates, Ltd., a Florida limited partnership and Havana Republic Sunsetplace, Inc.
                December 8, 1997**
    23.1    --  Consent of Shapo, Freedman & Bloom, P.A. (included in 5.1)**
    23.2    --  Consent of Millward & Co., P.A., independent certified public accountants, contained in Part II of the registration statement.**


Subsidiaries -- Havana Republic W.H., Inc. (Florida)
                Havana Republic Brickell Station, Inc. (Florida)
---------------

 * previously filed
** filed herewith

ITEM 28.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation form the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling person of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and

     Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Weston, State of Florida, on the 11th day of February, 1998.


                                          THE HAVANA REPUBLIC, INC.

                                          By:     /s/ STEPHEN SCHATZMAN
                                            ------------------------------------
                                                     Stephen Schatzman
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacity and on the dates indicated:


                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                /s/ STEPHEN SCHATZMAN                  President and Chief           February 11, 1998
-----------------------------------------------------    Executive Officer,
                  Stephen Schatzman                      Director

                 /s/ ALEX GIMELSTEIN                   Vice President and Chief      February 11, 1998
-----------------------------------------------------    Financial Officer,
                   Alex Gimelstein                       Director